Exhibit 4(q)








                       CREDIT AND SECURITY AGREEMENT


                        dated as of August 11, 1994


                                  between



                          CUB FUNDING CORPORATION

                                as Borrower


                                    and


                THE PRUDENTIAL HOME MORTGAGE COMPANY, INC.,

                                 as Lender

                             TABLE OF CONTENTS

                                                                        Page

ARTICLE I.  DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . . . . . .   1
   Section 1.01.  Definitions. . . . . . . . . . . . . . . . . . . . . .   1
   Section 1.02.  Accounting Terms . . . . . . . . . . . . . . . . . . .  20
   Section 1.03.  Computation of Time Periods. . . . . . . . . . . . . .  20
   Section 1.04.  Rules of Construction. . . . . . . . . . . . . . . . .  20

ARTICLE II.  LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
   Section 2.01.  The Loans. . . . . . . . . . . . . . . . . . . . . . .  20
   Section 2.02.  Notice and Manner of Borrowing . . . . . . . . . . . .  21
   Section 2.03.  Reduction or Termination of Commitment . . . . . . . .  21
   Section 2.04.  [Intentionally Omitted.] . . . . . . . . . . . . . . .  21
   Section 2.05.  Interest . . . . . . . . . . . . . . . . . . . . . . .  21
   Section 2.06.  Note . . . . . . . . . . . . . . . . . . . . . . . . .  22
   Section 2.07.  [Intentionally Deleted]. . . . . . . . . . . . . . . .  23
   Section 2.08.  Mandatory Prepayment . . . . . . . . . . . . . . . . .  23
   Section 2.09.  Fees . . . . . . . . . . . . . . . . . . . . . . . . .  23
   Section 2.10.  Method of Payment. . . . . . . . . . . . . . . . . . .  23
   Section 2.11.  Use of Proceeds. . . . . . . . . . . . . . . . . . . .  24
   Section 2.12.  Reliance Upon Instructions . . . . . . . . . . . . . .  24
   Section 2.13.  Additional Costs . . . . . . . . . . . . . . . . . . .  25

ARTICLE III.  COLLATERAL . . . . . . . . . . . . . . . . . . . . . . . .  25
   Section 3.01.  Grant of Security Interest . . . . . . . . . . . . . .  25
   Section 3.02.  Wet Closing Provisions . . . . . . . . . . . . . . . .  26
   Section 3.03.  Responsibility for Collateral. . . . . . . . . . . . .  27
   Section 3.04.  Release of Security Interest . . . . . . . . . . . . .  28
   Section 3.05.  Creation of GNMA Securities and Other
                   Agency Securities . . . . . . . . . . . . . . . . . .  28
   Section 3.06.  Payment for Securities . . . . . . . . . . . . . . . .  28
   Section 3.07.  Representations Concerning Collateral. . . . . . . . .  28
   Section 3.08.  Covenants and Agreements Concerning
                   Collateral. . . . . . . . . . . . . . . . . . . . . .  32
   Section 3.09.  List of Qualified Investors. . . . . . . . . . . . . .  34
   Section 3.10.  Uniform Commercial Code Financing
                   Statements. . . . . . . . . . . . . . . . . . . . . .  35
   Section 3.11.  Collection Rights. . . . . . . . . . . . . . . . . . .  35
   Section 3.12.  Attorney-in-Fact . . . . . . . . . . . . . . . . . . .  35
   Section 3.13.  The Borrower Remains Liable. . . . . . . . . . . . . .  36

ARTICLE IV.  CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . .  37
   Section 4.01.  Conditions Precedent to Initial Loan.. . . . . . . . .  37
   Section 4.02.  Conditions Precedent to All Loans. . . . . . . . . . .  39
   Section 4.03.  Deemed Representation. . . . . . . . . . . . . . . . .  40

ARTICLE V.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . .  41
   Section 5.01.  Formation, Good Standing and Due
                   Qualification . . . . . . . . . . . . . . . . . . . .  41
   Section 5.02.  Power and Authority; No Conflicts. . . . . . . . . . .  41
   Section 5.03.  Legally Enforceable Agreements . . . . . . . . . . . .  41
   Section 5.04.  Litigation . . . . . . . . . . . . . . . . . . . . . .  41
   Section 5.05.  Financial Statements . . . . . . . . . . . . . . . . .  42
   Section 5.06.  Ownership and Liens. . . . . . . . . . . . . . . . . .  42
   Section 5.07.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . .  42
   Section 5.08.  ERISA. . . . . . . . . . . . . . . . . . . . . . . . .  42
   Section 5.09.  Subsidiaries . . . . . . . . . . . . . . . . . . . . .  43
   Section 5.10.  Operation of Business; Prior or Existing
                   Restrictions, Etc . . . . . . . . . . . . . . . . . .  43
   Section 5.11.  No Default on Outstanding Judgments or
                   Orders. . . . . . . . . . . . . . . . . . . . . . . .  43
   Section 5.12.  No Defaults on Other Agreements. . . . . . . . . . . .  44
   Section 5.13.  Labor Disputes and Acts of God . . . . . . . . . . . .  44
   Section 5.14.  Partnerships . . . . . . . . . . . . . . . . . . . . .  44
   Section 5.15.  Environmental Protection . . . . . . . . . . . . . . .  44
   Section 5.16.  Management of Borrower . . . . . . . . . . . . . . . .  45

ARTICLE VI.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . .  45
   Section 6.01.  Maintenance of Existence . . . . . . . . . . . . . . .  45
   Section 6.02.  Conduct of Business. . . . . . . . . . . . . . . . . .  45
   Section 6.03.  Maintenance of Properties. . . . . . . . . . . . . . .  45
   Section 6.04.  Maintenance of Records . . . . . . . . . . . . . . . .  45
   Section 6.05.  Maintenance of Insurance . . . . . . . . . . . . . . .  45
   Section 6.06.  Compliance with Laws . . . . . . . . . . . . . . . . .  45
   Section 6.07.  Right of Inspection. . . . . . . . . . . . . . . . . .  46
   Section 6.08.  Reporting Requirements . . . . . . . . . . . . . . . .  46
   Section 6.09.  Compliance With Environmental Laws . . . . . . . . . .  51
   Section 6.10.  Agency and Purchase Commitments. . . . . . . . . . . .  51
   Section 6.11.  Agency Approvals . . . . . . . . . . . . . . . . . . .  51

ARTICLE VII.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . .  52
   Section 7.01.  Debt . . . . . . . . . . . . . . . . . . . . . . . . .  52
   Section 7.02.  Guaranties . . . . . . . . . . . . . . . . . . . . . .  52
   Section 7.03.  Liens. . . . . . . . . . . . . . . . . . . . . . . . .  53
   Section 7.04.  Investments. . . . . . . . . . . . . . . . . . . . . .  54
   Section 7.05.  Sale of Assets . . . . . . . . . . . . . . . . . . . .  55
   Section 7.06.  Transactions with Affiliates . . . . . . . . . . . . .  55
   Section 7.07.  Mergers, Etc.. . . . . . . . . . . . . . . . . . . . .  55
   Section 7.08.  Leases . . . . . . . . . . . . . . . . . . . . . . . .  55
   Section 7.09.  Dividends. . . . . . . . . . . . . . . . . . . . . . .  56
   Section 7.10.  Recourse Mortgage Loans. . . . . . . . . . . . . . . .  56
   Section 7.11.  Other Warehouse Facilities . . . . . . . . . . . . . .  56

ARTICLE VIII.  FINANCIAL COVENANTS . . . . . . . . . . . . . . . . . . .  56
   Section 8.01.  Adjusted Tangible Net Worth. . . . . . . . . . . . . .  56
   Section 8.02.  Current Ratio. . . . . . . . . . . . . . . . . . . . .  57
   Section 8.03.  Adjusted Leverage Ratio. . . . . . . . . . . . . . . .  57
   Section 8.04.  Minimum Unencumbered Servicing Rights. . . . . . . . .  57

ARTICLE IX.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . .  57
   Section 9.01.  Events of Default. . . . . . . . . . . . . . . . . . .  57
   Section 9.02.  Remedies . . . . . . . . . . . . . . . . . . . . . . .  60
   Section 9.03.  Application of Proceeds. . . . . . . . . . . . . . . .  62
   Section 9.04.  Lender May Perform . . . . . . . . . . . . . . . . . .  62
   Section 9.05.  The Lender's Duties. . . . . . . . . . . . . . . . . .  62
   Section 9.06.  Continuing Security Interest; Transfer
                   of Note . . . . . . . . . . . . . . . . . . . . . . .  63

ARTICLE X.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . .  63
   Section 10.01.  Amendments and Waivers. . . . . . . . . . . . . . . .  63
   Section 10.02.  Usury . . . . . . . . . . . . . . . . . . . . . . . .  63
   Section 10.03.  Expenses; Indemnification . . . . . . . . . . . . . .  64
   Section 10.04.  Assignment; Participation . . . . . . . . . . . . . .  64
   Section 10.05.  Notices . . . . . . . . . . . . . . . . . . . . . . .  65
   Section 10.06.  Setoff. . . . . . . . . . . . . . . . . . . . . . . .  65
   Section 10.07.  Table of Contents; Headings . . . . . . . . . . . . .  65
   Section 10.08.  Severability. . . . . . . . . . . . . . . . . . . . .  65
   Section 10.09.  Counterparts. . . . . . . . . . . . . . . . . . . . .  66
   Section 10.10.  Integration . . . . . . . . . . . . . . . . . . . . .  66
   Section 10.11.  Governing Law . . . . . . . . . . . . . . . . . . . .  66
   Section 10.12.  Jurisdiction; Immunities. . . . . . . . . . . . . . .  66




EXHIBITS
Exhibit A      Form of Note
Exhibit B      Loan Request Form
Exhibit C      Borrowing Base Certificate
Exhibit D      Opinion of Counsel to Borrower
Exhibit E      Compliance Certificate
Exhibit F      Collateral Agency Agreement
Exhibit G      Assignment and Assumption Agreement
Exhibit H      Schedule of Investments
Exhibit I      Wet Closing Notice
Exhibit J      Management of Borrower
Exhibit K      Mandatory Purchase Commitment Report
Exhibit L      List of Qualified Investors
Exhibit M      Addendum to Closing Instructions

                 CREDIT AND SECURITY AGREEMENT


          CREDIT AND SECURITY AGREEMENT dated as of August
11, 1994, between CUB FUNDING CORPORATION a California corporation (the "Borrower") and THE PRUDENTIAL HOME
MORTGAGE COMPANY, INC. (the "Lender").

          The Borrower desires that the Lender extend credit as provided herein, and the Lender is prepared to extend such credit. Accordingly, the Borrower and the Lender agree as follows:


          ARTICLE I.  DEFINITIONS AND ACCOUNTING TERMS

          Section 1.01.  Definitions.  As used in this
Agreement, the following terms have the following meanings
(terms defined in the singular are to have a correlative meaning when used in the plural and vice versa):

          "Adjusted Tangible Net Worth" means an amount equal to (1) the sum of: (a) Total Assets plus (b) an amount equal to one percent (1%) of Primary Non-Recourse Servicing Rights, minus (2) the sum of (a) Total Liabilities plus (b) Capitalized Excess Servicing Rights plus (c) Purchased Servicing Rights plus (d) Total Intangible Assets.

          "Affiliate" means, with respect to the Borrower, any Person: (1) which directly or indirectly controls, or is controlled by, or is under common control with the Borrower; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any equity or partnership interest of the Borrower; or (3) five percent (5%) or more of the equity or partnership interest of which is directly or indirectly beneficially owned or held by the Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Agency" means one or more of GNMA, FNMA, FHLMC, HUD, VA or FHA.

          "Agency Approvals" means the full approval and good standing of the Borrower as a seller, servicer, issuer and mortgagee by and with GNMA, FNMA, FHLMC, HUD, FHA and VA under all applicable provisions of the Guides.

          "Agency Commitments" means firm written
commitments issued by any of the Agencies to issue or guaranty Securities issued or to be issued in respect of Mortgage Loans.

          "Agency Securities" means GNMA Securities and
Other Agency Securities.

          "Agreement" means this Credit and Security
Agreement, as amended, supplemented or modified from time to time.

          "Assignee" has the meaning specified in Section
10.04.

          "Assignment and Assumption Agreement" means an Assignment and Assumption Agreement in the form of Exhibit
G.

          "Borrowing Base" means, as of the date of determination, with respect to all Collateral the sum of:
(1) the Collateral Value of Eligible Mortgages for all Eligible Single Family Mortgage Loans; provided, however, in no event will the Collateral Value of Eligible Mortgages include Wet Mortgage Loans in excess of the Wet Mortgage Loan Commitment; (2) the Collateral Value of Eligible Securities for all Eligible Securities which are not Shared Collateral; (3) the Collateral Value of Shared Collateral for all Eligible Securities which are Shared Collateral; and
(4) the amount of cash held by or for the benefit of Lender in the Cash Collateral Account.

          "Borrowing Base Certificate" means a Certificate in the form of Exhibit C hereto and to the Collateral Agency
Agreement, properly completed, executed and delivered by the Collateral Custodian.

          "Business Day" means any day (a) on which commercial banks are not authorized or required to close in New York or Maryland and (b) which is also a "Business Day" under and as defined in the Collateral Agency Agreement.

          "Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

          "Capitalized Excess Servicing Fees" means capitalized excess servicing fees of the Borrower, all as determined in accordance with GAAP.

          "Cash Collateral Account" means the account or accounts established by the Lender with the Collateral Custodian for the benefit of Lender for purposes of maintaining cash and investments of such cash where such account is under the sole dominion and control of the Lender or an agent, including the Collateral Custodian on behalf of Lender, and all steps have been taken to perfect the Lender's Lien in such account and all assets included in such account.

          "Certified Loans" means Loans made in respect to Mortgage Loans for which the Collateral Custodian has certified in the applicable Borrowing Base Certificate that such Mortgage Loan meets the pool documentation requirements of the applicable Qualified Investor.

          "Closing Date" means August 11, 1994.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" has the meaning specified in Section
3.01.

          "Collateral Agency Agreement" means the Collateral
Agency Agreement in the form of Exhibit F hereto, among the Lender, the Borrower, the Collateral Custodian, or such other custodial agreement approved by the Lender.

          "Collateral Custodian" means Chemical Bank or such other collateral agent selected by the Lender in accordance with the Collateral Agency Agreement.

          "Collateral Custodian Account" means any account established by Collateral Custodian at Collateral Custodian's offices for the benefit of Lender and other Warehouse Lenders for purposes of receiving Collateral Sale Proceeds from Securities which are Shared Collateral, if applicable. The Collateral Custodian Account shall be under the sole dominion and control of Collateral Custodian on behalf of Lender and such other Warehouse Lenders having an interest in Collateral Sale Proceeds from Pledged Securities which are Shared Collateral and Borrower shall have no interest of any kind in the Collateral Custodian Account or any funds deposited therein.

          "Collateral Documents" means documents,
instruments and agreements related to a Pledged Mortgage or a Pledged Security which the Borrower is obligated to deliver to Collateral Custodian in accordance with the Collateral Agency Agreement.

          "Collateral Market Value" means the then current market price obtainable for any Pledged Mortgage or Pledged
Security, as reasonably determined by the Lender, in the commercial markets regularly trading Mortgage Loans and Securities of a similar nature.

          "Collateral Sale Proceeds" means all proceeds of the sale of Pledged Mortgages or Pledged Securities.

          "Collateral Value of Eligible Mortgages" means, as of any date of determination, in the case of each Eligible Single Family Mortgage Loan, an amount equal to the lesser of: (a) the outstanding principal amount of the Eligible Single Family Mortgage Loan, and (b) ninety-eight percent (98%) of an amount equal to the weighted average purchase price for such Eligible Single Family Mortgage Loan under all Purchase Commitments pursuant to which such Eligible Single Family Mortgage Loan may be delivered.

          "Collateral Value of Eligible Securities" means, as of the date of determination, in the case of an Eligible Security, an amount equal to ninety-eight percent (98%) of the least of (1) the outstanding principal amount of such Eligible Security, (2) the weighted average purchase price of such Eligible Security under all Purchase Commitments pursuant to which such Eligible Security may be delivered, and (3) with respect to each Eligible Security that is not covered by a firm priced Purchase Commitment, the Collateral Market Value of such Eligible Security.

          "Collateral Value of Shared Collateral" means, as of any date of determination, in the case of each Eligible
Security which is Shared Collateral, an amount equal to the Collateral Value of Eligible Securities for the Eligible
Security multiplied by the Lender's Shared Percentage.

          "Commitment" has the meaning specified in Section
2.01.

          "Compliance Certificate" means a compliance certificate in form attached as Exhibit E and otherwise acceptable to the Lender to be delivered to the Lender quarterly by the Borrower in accordance with Section 6.08(4) and certified by the chief financial or other authorized officer of the Borrower.

          "Conventional Conforming Mortgage Loan" means a
Mortgage Loan which satisfies all requirements for sale to FNMA and FHLMC under FNMA and FHLMC standard purchase programs.

          "CP Rate" means the annual interest rate for composite commercial paper for high-grade unsecured notes having a maturity of 30 days as published in Federal Reserve Statistical Release H.15 (519) under the heading "Commercial Paper." In the event that such rate ceases to be regularly published in Federal Reserve Statistical Release H.15 (519) then the CP Rate shall, unless otherwise provided in this Agreement, be such other commercial paper rate as is published on a regular basis and is acceptable to Lender.

          "Current Assets" means total current assets of the Borrower minus all prepaid expenses, all as determined in accordance with GAAP.

          "Current Liabilities" means total current liabilities of the Borrower, all as determined in accordance with GAAP.

          "Debt" means: (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (2) obligations as lessee under Capital Leases; (3) current liabilities in respect of unfunded vested benefits under any Plan; (4) obligations under letters of credit issued for the account of any Person; (5) all obligations arising under bankers' or trade acceptance facilities; (6) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss (other than commitments to make Mortgage Loans extended in the ordinary course of business of the Borrower); (7) all obligations secured by any Lien on property owned by such Person, whether or not the obligations have been assumed; and (8) all obligations under any agreement providing for a swap, ceiling rates, ceiling and floor rates, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described above in this definition.

          "Default" means any event which with the giving of notice or the lapse of time, or both, would become an Event of Default.

          "Default Rate" means, with respect to an amount of any Loan not paid when due, a rate per annum equal to the then applicable interest rate accruing on the respective
Loans plus one hundred (100) basis points.

          "Disbursement Account" means account no.
530-042770 established by the Lender with the Collateral
Custodian at Collateral Custodian's offices for purposes of receiving funds from Lender to fund Loans in the manner provided in the Collateral Agency Agreement. The Borrower shall have no interest of any kind in the Disbursement
Account or any funds deposited therein by the Lender.

          "Documented Loans" means Loans made in respect of Mortgage Loans for which a Borrowing Base Certificate has been delivered to the Lender by the Collateral Custodian in accordance with this Agreement and the Collateral Agency Agreement in which the Collateral Custodian has certified to the Lender that all of the required documents have been received and accepted by the Collateral Custodian and, to the extent such Mortgage Loan was previously classified as a Wet Mortgage Loan, such Mortgage Loan is no longer classified as a Wet Mortgage Loan.

          "Dollars" and the sign "$" mean lawful money of the United States of America.

          "Earnings Before Interest and Taxes" means Net
Income plus Interest Expense (other than Interest Expense incurred under this Agreement and under other Warehouse
Facilities) plus Taxes.

          "Eligible Security" means a GNMA Security or Other
Agency Security which in each case:

            (1) is, in the case of Securities which are not Shared Collateral, backed solely by Eligible Single Family Mortgage Loans which were Collateral or is, in the case of Securities which are Shared Collateral, backed in part by Eligible Single Family Mortgage Loans which were Collateral;

            (2) complies with all requirements (including all covenants, representations and warranties) of this Agreement and the Collateral Agency Agreement for the inclusion of such Security in the Borrowing Base, including the documentary and other requirements specified in this Agreement and the Collateral Agency Agreement;

            (3)  is subject to a Purchase Commitment;

            (4)  has been properly issued and validly
       authorized by, and is enforceable against, all parties thereto and constitutes the item of Collateral purported to be represented by the documents, instruments and agreements relating thereto delivered to the Collateral Custodian;

            (5) is effectively pledged to the Lender and in respect of which the Lender has a first perfected Lien subject to no other Liens, except with respect to Shared Collateral Liens granted to Warehouse Lenders providing Warehouse Facilities to the Borrower who have entered into and are subject to an Intercreditor Agreement;

            (6) is not pledged as Collateral for a period exceeding ninety (90) days calculated from the date that any of the Mortgage Loans backing such Security were originally pledged as Collateral or, with respect to any Security backed by Mortgage Loans in an aggregate principal balance of not more than Two Million Five Hundred Thousand Dollars ($2,500,000), is not pledged as Collateral for a period exceeding one hundred twenty (120) days, calculated from the date that any of the Mortgage Loans backing such Security were originally pledged as Collateral;

            (7) satisfies all requirements of and is being held and maintained in the manner contemplated by the term "Pledged Security"; or

            (8) is not a Security which Lender notifies the Borrower and the Collateral Custodian that, in Lender's reasonable opinion, it is not satisfactory as Collateral.

            "Eligible Single Family Mortgage Loan" means a
Single Family Mortgage Loan which meets each of the following criteria, as applicable:

            (1)  is a Mortgage Loan that is one of the
       following: (a)  a FHA Mortgage Loan or VA Mortgage
       Loan; (b) a Conventional Conforming Mortgage Loan; or
       (c) a Non-Conforming Mortgage Loan;

            (2) complies with all requirements (including all representations, covenants and warranties) of this Agreement and the Collateral Agency Agreement for the inclusion of such Mortgage Loan as Collateral eligible to be included in the Borrowing Base, including all documentary requirements specified in this Agreement and the Collateral Agency Agreement;

            (3) has been properly closed and funded, issued and validly authorized by, and is enforceable against, all parties thereto and constitutes the item of Collateral purported to be represented by the documents, instruments and agreements relating thereto delivered to the Collateral Custodian and/or pledged to the Lender;

            (4) is effectively pledged to the Lender and in respect of which the Lender has a first perfected Lien not subject to any other Liens or claims of any kind;

            (5) is a Mortgage Loan with a principal balance equal to or less than One Million Dollars ($1,000,000);

            (6)  is subject to a fixed price Purchase
       Commitment from a Qualified Investor, and, in the case of a Mortgage Loan with a principal balance of $650,000 or more, has been preapproved for purchase by such Qualified Investor;

            (7) is either held by the Collateral Custodian on behalf of Lender pursuant to this Agreement and the Collateral Agency Agreement or is pledged as Collateral in accordance with the Wet Closing provisions in the Agreement and the Collateral Agency Agreement;

            (8) was pledged to Lender as Collateral within thirty (30) days after the date of its origination and has not remained as Collateral for more than ninety
       (90) days or, with respect to Single Family Mortgage Loans pledged to Lender as Collateral in an aggregate principal balance of not more than Two Million Five Hundred Thousand Dollars ($2,500,000), has not remained as Collateral for more than one hundred twenty (120) days;

            (9) is not in payment default for a period of sixty (60) days or more under the terms of such Single
       Family Mortgage Loan;

           (10) is a Mortgage Loan that will fully amortize within thirty (30) years after the date of origination and is not subject to any negative amortization;

           (11)  is a first Lien on a Single Family Residence;

           (12)  is not a Mortgage Loan in respect of a
       cooperative unit;

           (13) is not a Mortgage Loan in respect of which forty-five (45) days have elapsed from the date such Mortgage Loan was delivered to a Qualified Investor for examination and purchase;

           (14) is not a Mortgage Loan in respect of which ten (10) days have elapsed from the date a Collateral Document with respect to such Mortgage Loan was delivered to the Borrower for correction or completion without the return thereof to the Collateral Custodian of the corrected and completed Collateral Documents complying with the terms of the Collateral Agency Agreement;

           (15) is not a Wet Mortgage Loan in respect of which the Collateral Custodian has not received all Collateral documents required to be delivered to the Collateral Custodian within five (5) Business Days after the funding of such Wet Mortgage Loan;

           (16) is in respect of a Single Family Residence which is and will continue to be occupied by the mortgagor or grantor thereunder;

           (17) is not a Mortgage Loan that is committed to be sold to an investor subject to Recourse Obligations;
       and

           (18) is not a Mortgage Loan, which the Lender notifies the Borrower and the Collateral Custodian that, in the Lender's reasonable opinion, is not satisfactory as Collateral.

            "Environmental Discharge" means any discharge or release of any Hazardous Materials in violation of any applicable Environmental Law.

            "Environmental Law" means any Law relating to pollution or the environment, including, without limitation, Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the workplace, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

            "Environmental Notice" means any complaint, order, citation, letter, inquiry, notice or other written communication from any Person (1) affecting or relating to the Borrower's compliance with any Environmental Law in connection with any activity or operations at any time conducted by the Borrower, (2) relating to the occurrence or presence of or exposure to or possible or threatened or alleged occurrence or presence of or exposure to Environ-mental Discharges or Hazardous Materials at any of the Borrower's locations or facilities, including, without limitation (a) the existence of any contamination or possible or threatened contamination at any such location or facility and (b) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof; and (3) any violation or alleged violation of any relevant Environmental Law.

            "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended from time to time, including any rules and regulation promulgated thereunder.

            "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

            "Escrow Deposits" means all monies held by the Borrower representing principal, interest, tax, insurance and other deposits or payments made by mortgagors under Mortgage Loans.

            "Event of Default" has the meaning specified in
Section 9.01.

            "Facility Fee" has the meaning specified in
Section 2.09.

            "FHA" means the Federal Housing Administration and its successors.

            "FHA Mortgage Loan" means a Mortgage Loan which satisfies all applicable rules and requirements to be insured by the FHA and which is insured by the FHA.

            "FHLMC" means the Federal Home Loan Mortgage
Corporation and its successors.

            "Financial Intermediary" means any securities clearing house, financial intermediary, clearing corporation or depositary institution, including the PTC and Federal Reserve Bank, which may receive, hold or transmit payments to or on behalf of the Lender or Collateral Custodian representing Collateral Sale Proceeds.

            "Fiscal Year" means each period from January 1 to December 31.

            "FNMA" means the Federal National Mortgage
Association and its successors.

            "GAAP" means generally accepted accounting principles in the United States of America as in effect on the date of the financial statements referred to in Section
5.05.

            "GNMA" means the Government National Mortgage
Association and its successors.

            "GNMA Security" means Mortgage-backed securities issued by the Borrower and guaranteed by GNMA.

            "Good Faith Contest" means the contest of an item if, in the Lender's sole determination: (1) the item is diligently contested in good faith by appropriate proceedings timely instituted; (2) adequate reserves are established with respect to the contested item; (3) during the period of such contest, the enforcement of any contested item is effectively stayed; and (4) the failure to pay or comply with the contested item could not result in a Material Adverse Change.

            "Governmental Approvals" means any authorization, consent, approval, license, permit, certification, or exemption of, registration or filing with or report or notice to, any Governmental Authority.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Guides" means the seller, servicer, issuer, mortgagee or related guides, Laws, obligations, rules and regulations applicable from time to time with respect to GNMA, FNMA, FHLMC, HUD, FHA or VA and the creation, origination, sale and servicing of Mortgage Loans and Agency Securities subject to such guides, Laws, obligations, rules and regulations.

            "Hazardous Materials" means any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes or substances, as any of those terms are defined from time to time in or for the purposes of any relevant Environmental Law, including, without limitation, asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

            "HUD" means the Department of Housing and Urban
Development and its successors.

            "Increased Wet Mortgage Loan Period" means the period of time commencing on the fifth to last Business Day of any month during the term hereof and ending on the fifth
Business Day of the immediately succeeding month.

            "Interest Expense" means interest expense of the Borrower, all as determined in accordance with GAAP.

            "Intercreditor Agreement" means an intercreditor agreement in form and substance acceptable to the Lender between the Lender and a Warehouse Lender providing a Warehouse Facility to the Borrower.

            "Law" means any federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree or judgment.

            "Lender Express Program " means the Lender
Express wholesale mortgage loan purchase program of the Lender in which the Borrower is a participant.

            "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

            "List of Qualified Investors" means the List of Investors approved by the Lender from time to time in accordance with Section 3.09; the initial List of Qualified
Investors is attached hereto as Exhibit L.

            "Loan" has the meaning specified in Section 2.01.

            "Loan Documents" means this Agreement, the Note, the Collateral Agency Agreement, each Loan Request Form, each Compliance Certificate, each Borrowing Base Certificate, and the UCC-1 financing statements delivered in connection with this Agreement, together with any and all documents, instruments and materials issued, executed and/or delivered by the Borrower in connection with any of the foregoing.

            "Loan Request Form" means a Loan Request Form in the form attached hereto as Exhibit B.

            "Material Adverse Change" means (1) a material adverse change in the status of the business, results of operations, condition (financial or otherwise), property or prospects of the Borrower, (2) any event or occurrence of whatever nature which could have a material adverse effect on the Borrower's ability to perform its obligations under the Loan Documents to which it is a party or (3) any material adverse change in the Collateral or any event or occurrence of whatsoever nature which could have a material adverse effect or result in an adverse change in the value, enforceability, collectability or the nature of the Collateral.

            "Maximum Credit Limit" means Thirty Million
Dollars ($30,000,000), as such amount may be reduced in accordance with Section 2.03.

            "Monthly Date" means the first (1st) day of each month.

            "Mortgage" means a mortgage, deed of trust, security deed or similar lien encumbering residential real property securing a Mortgage Loan more fully described therein.

            "Mortgage Loan" means a loan secured by a Mortgage, the proceeds of which are used to purchase or refinance the purchase of a Single Family Residence.

            "Mortgage Pool" means all Mortgage Loans owned by the Borrower and held by the Collateral Custodian pursuant to the terms of the Collateral Agency Agreement.

            "Multiemployer Plan" means a Plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

            "Net Income" means net income of the Borrower, all as determined in accordance with GAAP.

            "Non-Conforming Mortgage Loan" means an Eligible
Single Family Mortgage Loan that is not a VA Mortgage Loan, an FHA Mortgage Loan or a Conventional Conforming Mortgage
Loan.

            "Note" has the meaning specified in Section 2.06.

            "Obligations" means (1) each and every obligation, covenant and agreement of the Borrower now or hereafter existing contained in this Agreement, and any of the other Loan Documents to which the Borrower is a party, whether for principal, interest, fees, expenses, indemnities or otherwise, and any amendments or supplements thereto, extensions or renewals thereof or replacements therefor, including but not limited to all indebtedness, obligations and liabilities of the Borrower to the Lender now existing or hereafter incurred under or arising out of or in connection with the Note, this Agreement, the other Loan Documents, and any documents or instruments executed in connection therewith, (2) all sums advanced in accordance with this Agreement by or on behalf of the Lender to protect any of the Collateral purported to be covered hereby, and
(3) any amounts paid by the Lender in preservation of any of the Lender's rights or interest in the Collateral, together with interest on such amounts from the date such amounts are paid until reimbursement in full at a rate per annum equal at all times to the Default Rate; in each case whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, and including all indebtedness of the Borrower under any instrument now or hereafter evidencing or securing any of the foregoing.

            "Operating Account" means the Borrower's account no. 530-042800 maintained with the Collateral Custodian at Collateral Custodian's offices for purposes of (1) depositing the Borrower's portion of any amount necessary for the funding of a Wet Mortgage Loan closing, (2) receiving the proceeds of any Loans other than Wet Loans, and (3) receiving the Borrower's portion of the proceeds from the sale of Collateral or Shared Collateral, which proceeds are in excess of the amounts necessary to repay the Obligations. Once amounts are deposited in the Operating Account, such may be disbursed to or at the direction of the Borrower.

            "Other Agency Securities" means either a security, pass through certificate or similar instrument issued or guaranteed by FHLMC or FNMA and backed by a pool of Mortgage
Loans.

            "Outstanding Credit" means, as of the date of determination, the aggregate principal amount of all outstanding Loans.

            "Participant" has the meaning specified in Section
10.04.

            "PBGC" means the Pension Benefit Guaranty
Corporation and any entity succeeding to any or all of its functions under ERISA.

            "Permitted Liens" has the meaning specified in
Section 7.03.

            "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental
Authority or other entity of whatever nature.

            "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.

            "Pledged Mortgages" means all Mortgage Loans (1) covered by or referred to or included in a Loan Request Form, or (2) relied on by the Lender in making a Loan, or
(3) for which any of the documentation related thereto is received by the Lender or the Collateral Custodian under or pursuant to any of the Loan Documents, or (4) which are the subject of the Wet Closing provisions of this Agreement and the Collateral Agency Agreement.

            "Pledged Security" means all Securities issued in respect of Mortgage Loans some or all of which were, until the issuance of the Security, Pledged Mortgages, and (1) in the case of a certificated Security not maintained or traded in book entry form, delivered in accordance with the terms of any of the Loan Documents to the Lender, the Collateral Custodian or a Person acting on behalf of the Lender, (2) in the case of an uncertificated Security or a certificated Security maintained or traded in book-entry form, either (a) posted in the name of the Lender or the Collateral Custodian for the benefit of the Lender to the PTC Account, an account maintained with the Federal Reserve Bank, or other applicable account, or (b) registered in the name of the Lender or the Collateral Custodian for the benefit of the Lender with the Financial Intermediary at whose offices or in whose name such account is held or maintained in accordance with the procedures for the formation of pools and Securities specified in Section 7 of the Collateral Agency Agreement.

            "Presence", when used in connection with any Environmental Discharge or Hazardous Materials, means and includes presence, generation, manufacture, installation, treatment, use, storage, handling, repair, encapsulation, disposal, transportation, spill, discharge and release.

            "Primary Nonrecourse Servicing Rights" means the Servicing Rights which are (1) secured by the Borrower on a primary basis and not as the subservicing agent for a Person that has the primary Servicing Rights, (2) not subject to any recourse arrangement and (3) in full force and effect, and in respect of which Borrower has satisfied all of its servicing or other obligations in a timely manner in accordance with its terms.

            "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

            "PTC" means the Participants Trust Company or any successor, in either case approved by GNMA for purposes of holding certificated GNMA Securities so they can be traded in book entry form.

            "PTC Account" means any trading accounts not subject to any Liens and any other accounts not subject to any Lien maintained at the PTC into which GNMA Securities or proceeds or interest on or other amounts payable in respect of any GNMA Security are deposited.

            "PTC Participant" means any Person eligible to trade securities through the PTC who is in good standing in accordance with the PTC rules as in effect from time to time.

            "Purchase Commitments" means valid and enforceable written mandatory or standby commitments issued by Qualified
Investors to purchase Mortgage Loans or Securities.

            "Purchased Servicing Rights" means purchased servicing rights of the Borrower, all as determined in accordance with GAAP.

            "Qualified Investors" shall mean GNMA, FNMA,
FHLMC, and each investor approved by the Lender in accordance with Section 3.10 and listed on the list of Qualified Investors which may include banks, insurance companies, mortgage bankers, pension funds, investment bankers, securities dealers, state, county or municipal housing agencies and other financially responsible private investors.

            "Repayment Account" means the account No.
530-042797 maintained by the Lender with the Collateral Custodian for purposes of receiving repayments, including Collateral Sale Proceeds, of all portions of the Obligations and other amounts required to be paid by the Borrower under this Agreement, the Note and the other Loan Documents. The Repayment Account shall be a Lender access only account in Lender's name and the Borrower shall have no interest therein or access thereto.

            "Recourse Obligation" shall mean the obligation of the Borrower to repurchase Mortgage Loans from a Qualified Investor or any other Person other than as a result of (a) a breach of any representations or warranties contained in any Guide, (b) a breach by Borrower of any term, covenant or agreement of Borrower contained in any Purchase Commitment with respect to the sale of such Mortgage Loans or Securities except, in the case of clauses
(a) or (b), a breach resulting from a Mortgage Loan default.

            "Security" means, as applicable, a GNMA Security or Other Agency Security.

            "Servicing Contracts" means all Mortgage Loan servicing contracts and servicing rights of the Borrower, including the right of the Borrower to act as servicing agent for, and otherwise to service (whether on a primary or subservicing basis), Mortgage Loans and any Securities backed by Mortgage Loans owned or held by the Borrower or any other Person (including the Agencies), including, without limitation, all rights of the Borrower to receive, hold, collect and distribute principal and interest payments on, and to receive, hold, collect and distribute insurance, tax or other escrow deposits made in respect of, Mortgage Loans and Securities, to administer such Mortgage Loans and Securities, including the right to send notices and other communications with respect to such Mortgage Loans and to pursue remedies under such Mortgage Loans, the right to receive, hold and collect compensation, fees and other income (whether payable directly or through the utilization by the Borrower of escrow or related deposits or otherwise) in respect of such servicing rights, all documents, files, data, agreements and instruments creating, affecting, defining or evidencing such servicing rights and all accounts, receivables, files, data, computer tapes, information and data and all records, contract rights and general intangibles relating to any of the foregoing.

            "Servicing Right" means the right of the Borrower to service its own Mortgage Loans and Securities or Mortgage
Loans and Securities of other Persons pursuant to Servicing
Contracts.

            "Shared Collateral" means any Pledged Securities which are backed in part but not in full by Mortgage Loans which were previously Collateral under this Agreement, any Agency Commitments issued in respect of Mortgage Loans which will back a Pledged Security which is Shared Collateral, Purchase Commitments which have been pledged to both Lender and a Warehouse Lender and all Collateral Sale Proceeds from Pledged Securities which are Shared Collateral in the Collateral Custodian Account.

            "Shared Percentage" means the interest of Lender and any other Warehouse Lender in any Pledged Security which is Shared Collateral expressed as a percentage, the numerator of which is in the case of the Lender, the Collateral Value of Eligible Mortgages for all Mortgage Loans backing such Pledged Security which were pledged to Lender under this Agreement or in the case of any other Warehouse Lenders, the collateral value attributed to all Mortgage Loans under the applicable Warehouse Facility backing such Pledged Security which were pledged to such Warehouse Lender under such Warehouse Lender's Warehouse Facility and the denominator of which is the sum of: (1) in the case of the Lender, the Collateral Value of Eligible Mortgages for all Mortgage Loans pledged to Lender and, (2) in the case of all other Warehouse Lenders, the collateral value of all Mortgage Loans pledged to such Warehouse Lenders, in either case backing such Pledged Security, determined in each case as of the date of the pledging of such Mortgage Loans to Lender or such other Warehouse Lenders.

            "Single Family Mortgage Loan" means a Mortgage
Loan which is secured by a Mortgage which is a first Lien on a Single Family Residence.

            "Single Family Residences" means completed one (1) to four (4) family residential dwellings and property related thereto.

            "Subsidiary" means, as to any Person, a
corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

            "Tangible Net Worth" means Total Assets minus
Total Intangible Assets minus Total Liabilities.

            "Taxes" means taxes of the Borrower, all as determined in accordance with GAAP.

            "Termination Date" means August 9, 1995; provided, however, the Lender may in its sole discretion agree in writing to extend such date for successive periods of three hundred and sixty four (364) days.

            "Total Assets" means total assets of the Borrower, all as determined in accordance with GAAP.

            "Total Intangible Assets" means the intangible assets of the Borrower as reflected in the balance sheet of the Borrower, prepared in accordance with GAAP, including but not limited to non-compete contracts, employment contracts, deferred or prepaid transaction costs, capitalized research and development costs, capitalized interest, debt discount and expenses, goodwill, patents, trademarks, copyrights, franchises, licenses and other intangible assets.

            "Total Liabilities" means total liabilities of the Borrower, all as determined in accordance with GAAP.

            "Type of Loan" has the meaning specified in
Section 2.01.

            "VA" shall mean the Veterans Administration and its successors.

            "VA Mortgage Loan" means a Mortgage Loan which satisfies all applicable rules and regulations to be guaranteed by the VA and is guaranteed by the VA.

            "Warehouse Lender" means Lender and any other lender which is (1) providing a Warehouse Facility to the Borrower, (2) a party to an Intercreditor Agreement to the extent that such Warehouse Lender has a Lien on Shared
Collateral and (3) is, in the case of a Warehouse Lender other than Lender, a party to a collateral agency agreement similar to the Collateral Agency Agreement with Collateral
Custodian.

            "Warehouse Facility" means each credit facility to which the Borrower is a party, the proceeds of which are used to finance the origination or acquisition of Mortgage
Loans.

            "Wet Closing" means a Wet Mortgage Loan closing where the Lender is requested to make a Loan, on the date of, or after, the closing and funding of the Wet Mortgage
Loan, but prior to the delivery of the Collateral Documents related thereto required to be delivered to the Collateral
Custodian in accordance with the procedures outlined therefor under this Agreement and the Collateral Agency
Agreement.

            "Wet Closing Agent" means each authorized title insurance representative or Mortgage Loan closing attorney who (a) is designated by the Borrower as responsible for the closing of a Wet Mortgage Loan, (b) is subject to approval by the Lender in its sole discretion, and (c) has received from the Borrower with the Mortgage Loan closing instructions an Addendum to Closing Instructions in the form of Exhibit M whereby it has been instructed to act as agent for the Lender with regard to each Wet Closing, so that upon satisfaction of all applicable closing conditions, it will close each Wet Mortgage Loan, disburse the Wet Loan proceeds and receive properly completed Collateral Documents on behalf of the Lender, and deliver such documentation to the Collateral Agent, all in accordance with the Addendum to Closing Instructions.

            "Wet Collateral" has the meaning specified in
Section 3.02(3).

            "Wet Loans" means Loans made to originate Wet
Mortgage Loans.

            "Wet Mortgage Loan" means any Eligible Single
Family Mortgage Loan that is pledged to the Lender pursuant to the Wet Closing provisions contained in this Agreement and the Collateral Agency Agreement.

            "Wet Mortgage Loan Commitment" means the lesser of
(a) Six Million Dollars ($6,000,000.00), or (b)(1) with respect to any time other than an Increased Wet Mortgage
Loan Period, twenty percent (20%) of the Maximum Credit
Limit, and (2) with respect to any time which is an Increased Wet Mortgage Loan Period, thirty percent (30%) of the Maximum Credit Limit.

            Section 1.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP, consistently applied.

            Section 1.03.  Computation of Time Periods.
Except as otherwise provided in this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and words "to" and "until" each means "to but excluding".

            Section 1.04. Rules of Construction. When used in this Agreement: (1) "or" is not exclusive; (2) a reference to a Person includes its permitted successors and permitted assigns; and (3) a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents.


                       ARTICLE II.  LOANS

            Section 2.01. The Loans. Subject to the terms and conditions of this Agreement, the Lender agrees to make loans (the "Loans") to the Borrower from time to time during the period from the Closing Date up to but not including the Termination Date, provided that after giving effect to such Loan (1) the Outstanding Credit does not exceed the lesser of (a) the Maximum Credit Limit, or (b) the Borrowing Base (the "Commitment") and (2) the Wet Loans do not exceed the Wet Loan Commitment. The Loans may be outstanding as Wet Loans, Documented Loans and Certified Loans (each a "Type" of Loan). Each Loan which shall not utilize the Commitment in full shall be in the minimum amount set forth in Section
2.14. Within the limits of the Commitment, the Borrower may borrow, make prepayments pursuant to Section 2.02 and Mandatory Payments of Collateral Sale Proceeds pursuant to
Section 2.03, and reborrow under this Section 2.01.

            The Loans may be: (1) Wet Loans; (2) Documented
Loans; (3) Certified Loans; or (4) any combination of the foregoing, as determined by the Borrowing Base Certificate.

            Section 2.02. Notice and Manner of Borrowing. The Borrower may request a Loan hereunder by delivering to the Lender, with a copy thereof to the Collateral Custodian, a signed telefax of a Loan Request Form in the form of Exhibit B not later than 7:30 a.m. (eastern time) on the Business Day of the requested Loan. Such Loan Request Form shall specify (1) the Business Day on which the Loan is to be made, and (2) the total amount of the Loan requested.
The Borrower shall deliver written originals of each telefaxed Loan Request Form to the Collateral Custodian on a weekly basis, to be delivered to the Collateral Custodian not later than the first Business Day of the week immediately following the delivery of the telefaxed Loan Request Form.

         Upon satisfaction of the terms of this Agreement, including satisfaction of all conditions precedent, the Lender will make the requested Loan by wiring the proceeds of the Loan to the Disbursement Account in accordance with the terms of the Collateral Agency Agreement.

            Section 2.03.  Reduction or Termination of
Commitment.   The Borrower shall have the right, upon not
less than thirty (30) days' written notice to the Lender and the Collateral Custodian, to terminate the Commitment, in whole or in part, provided, however, at the time of such termination the Borrower makes a payment on the Loans to the extent the principal amount of the Loans exceed the Commitment as so terminated, together with all interest and other amounts payable thereon to the date of payment. Any partial termination shall be in the amount of One Million Dollars ($1,000,000) or an integral multiple thereof. Upon termination in whole or in part of the Commitment, the Commitment to the extent so terminated may not be reinstated without the written consent of the Lender.

            Section 2.04.  [Intentionally Omitted.]

            Section 2.05. Interest. The Borrower shall pay interest to the Lender on the Outstanding Credit, at a rate per annum as follows: (1) for a Wet Loan at a rate equal to the CP Rate plus two and three quarters percent (2.750%);
(2) for a Documented Loan at a rate equal to the CP Rate plus one and three quarters percent (1.750%); and (3) for a Certified Loan at a rate equal to the CP Rate plus one and one quarter percent (1.250%). Any principal amount not paid when due (at maturity, by acceleration or otherwise) shall bear interest thereafter, payable on demand, at the Default Rate.

            The interest rate on each Loan shall change when the CP Rate changes. Interest on each Loan shall not exceed the maximum amount permitted under applicable law and shall be calculated on the basis of a year of three hundred sixty
(360) days for the actual number of days elapsed.

            Interest on that portion of the Outstanding Credit which the Lender determines is attributable to all Documented Loans shall bear interest at the CP Rate plus one and three quarters percent (1.750%) and interest on that portion of the Outstanding Credit which the Lender determines is attributable to Wet Mortgage Loans shall bear interest at the CP Rate plus two and three quarters percent (2.750%). Loans that were initially made in respect of a Wet Mortgage Loan will begin to accrue interest at the CP
Rate plus one and three quarters percent (1.750%) on the Business Day that the Collateral Custodian certifies to the Lender in a Borrowing Base Certificate received by Lender not later than 2:00 p.m. (eastern time) on such Business Day that all of the required documents have been received and accepted by the Collateral Custodian and that such Mortgage Loan is no longer classified in the Borrowing Base as a Wet Mortgage Loan. Loans accruing interest at the rate of the CP Rate plus one and three quarters percent (1.750%) will begin to accrue interest at the CP Rate plus one and one quarter percent (1.250%) on the Business Day that the Collateral Custodian certifies in the applicable Borrowing Base Certificate received by Lender not later than 2:00 p.m. (eastern time) on such Business Day that the underlying Mortgage Loan meets the pool documentation requirements of the applicable Qualified Investor.

            Section 2.06. Note. All Loans made by the Lender under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory note of the Borrower in substantially the form of Exhibit A duly completed, in the original principal amount equal to the initial Maximum Credit Limit, dated the Closing Date, payable to the Lender and maturing as to principal on the Termination Date (the "Note"). The amount of each Loan, the type of the Loan and each renewal, the accruing interest rate and payment of principal amount received by the Lender shall be recorded in the books and records of the Lender, which books and records shall, in the absence of manifest error, be conclusive as to the outstanding balance of and other information related to the Loans made by the Lender. Lender shall be entitled at any time to endorse on a schedule attached to the Note the amount and type of each Loan and information relating thereto.

            Section 2.07.  [Intentionally Deleted].

            Section 2.08.  Mandatory Prepayment.  To the
extent that the Outstanding Credit exceeds the then effective Borrowing Base, the Borrower shall immediately either (1) make a prepayment on the Outstanding Credit in an amount equal to the excess of such Outstanding Credit over the then effective Borrowing Base or (2) provide additional Collateral so that the Outstanding Credit does not exceed the Borrowing Base.

            All Collateral Sale Proceeds shall be paid directly to the Repayment Account by the Qualified Investor or Financial Intermediary making such payment to be applied by the Lender to reduce the Outstanding Credit and interest payable thereon. The application of Collateral Sale Proceeds to the repayment of the Outstanding Credit and interest thereon shall not be subject to the prior notice or minimum amount requirements specified in Section 2.07.

            If for any reason a Wet Loan shall be made in respect of a Wet Mortgage Loan which is not closed and funded on the scheduled funding date, then the Borrower will prepay the Wet Loan made in respect of such Wet Mortgage Loan on the following Business Day.

            Section 2.09.  Fees.  The Borrower shall pay to
the Lender a non-refundable facility fee (the "Facility
Fee") equal to one fifth of one percent (0.20%) of the Maximum Credit Limit as of the Closing Date which fee shall be payable in advance in monthly installments on each Monthly Date.

            Section 2.10.  Method of Payment.  The Borrower
shall make each payment under this Agreement and under the Note not later than 2:00 p.m. (eastern time) on the date when due in Dollars by Federal Reserve wire transfer to the Repayment Account in immediately available funds. If a Federal Reserve wire reference number for the wire transfer is not received by Lender by 2:00 p.m. (eastern time), the payment will be credited to the Borrower's account on the next Business Day. The Borrower hereby authorizes the Lender, if and to the extent payment is not made when due under this Agreement or under the Note, to charge from time to time against any account it maintains with the Lender or Collateral Custodian on behalf of Lender or any amount so due to the Borrower by the Lender the amount so due.

            Accrued interest shall be due and payable in arrears as follows:

            (1) The Lender will send by telefax or first class U.S. mail to the Borrower monthly bills for interest and other amounts payable under this Agreement and the Note on or about the first day of each month covering the immediately preceding month. Such amounts shall be due and payable on each Monthly Date, commencing the first such date after the commencement of the Loan, and such bills shall be paid not later than five (5) days after the receipt of same by Borrower;

            (2) Accrued interest shall be due and payable upon any payment or prepayment of principal; and

            (3) Interest accruing at the Default Rate shall be due and payable on demand.

            The Borrower shall take all actions required so that all Collateral Sale Proceeds will be (1) paid directly to the Repayment Account or the Collateral Custodian Account in the case of Collateral Sale Proceeds in respect of Shared Collateral by a Qualified Investor or a Financial Intermediary acting on behalf of such Qualified Investor, and (2) applied to repay the Loans.

            Except to the extent provided in this Agreement, whenever any payment to be made under this Agreement or under the Note shall be stated to be due on any day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

            Section 2.11. Use of Proceeds. The proceeds of the Loans hereunder shall be used by the Borrower solely for the purpose of purchasing, acquiring and originating Mortgage Loans which will be Eligible Single Family Mortgage Loans. The Borrower will not, directly or indirectly, use any part of such proceeds: (1) for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or (2) to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

            Section 2.12.  Reliance Upon Instructions.
Without limiting the coverage of any other indemnities provided in this Agreement, the Borrower hereby indemnifies and agrees to hold harmless the Lender, the Collateral
Custodian and their respective officers, employees and agents from and against any and all liabilities, damages, losses, costs and expenses, including counsel fees, howsoever arising out of any actions taken in reliance upon telephonic, telecopier or other instructions believed in good faith to have been given under this Agreement on the Borrower's behalf by a Person designated by the Borrower.

            Section 2.13. Additional Costs. The Borrower shall pay directly to the Lender from time to time on demand such amounts as the Lender may determine to be necessary to compensate it for any increased costs which the Lender determines are attributable to its making or maintaining any Loan at a CP Rate, or any reduction in any amount receivable by the Lender hereunder in respect of any of such Loans or such obligation. Determinations by the Lender for purposes of this Section 2.16 shall be conclusive absent manifest error.


                   ARTICLE III.  COLLATERAL.

            Section 3.01. Grant of Security Interest. The Borrower hereby assigns and pledges to the Lender and hereby grants to the Lender a security interest in and to the following, whether now owned or hereafter acquired by the Borrower (the "Collateral"):

            (1)  All Pledged Mortgages and Pledged Securities;

            (2) All commitments and other approvals, issued by or on behalf of the FHA or VA to insure or guarantee and any FHA or VA insurance or guarantees of any Mortgage Loans included in the Pledged Mortgages;

            (3)  all Purchase Commitments and Agency
       Commitments held by or issued to the Borrower (whether or not the Pledged Mortgages or the Pledged Securities are intended for delivery and sale pursuant to, or in connection with, such Purchase Commitments or Agency Commitments);

            (4) All cash from time to time delivered to the Lender or the Collateral Custodian, which cash is deposited by the Lender or the Collateral Custodian in the Cash Collateral Account, the Repayment Account, the Operating Account, the PTC Account, the Collateral Custodian Account, the Disbursement Account, any accounts maintained by a Wet Closing Agent for purposes of holding Loan proceeds and all cash and other property from time to time delivered by the Borrower to the Lender or the Collateral Custodian or received by the Lender or the Collateral Custodian in respect of the Collateral;

            (5) All deposits, deposit accounts, accounts, accounts receivable, contract rights, inventory, equipment, personal property, chattel paper, instruments, acceptances, drafts, and other obligations of any kind, together with all ledger sheets, files, records and documents relating to any of the foregoing, including, without limitation, all computer records, programs storage media and computer software useful or required in connection therewith (including without limitation the right to receive payments and deposits of any kind under or in connection with, and all Servicing Rights related to, the Pledged Mortgages and Pledged Securities) of whatsoever kind relating to the Pledged Mortgages, Pledged Securities, the PTC Account, the Operating Account, the Repayment Account, the Disbursement Account, the Collateral Custodian Account, any accounts maintained by a Wet Closing Agent for purposes of holding Loan proceeds, general intangibles, documents, agreements, data, records, information (including, without limitation, the right to receive income, interest, payments and deposits of any kind under or in connection with all Collateral) of whatsoever kind relating to or in respect of the foregoing items of Collateral (and without regard to whether any of the foregoing may be in the possession of the Lender or the Collateral Custodian), including, without limitation, the right to receive all hazard, private mortgage and title insurance proceeds and condemnation awards which may be payable in respect of the premises encumbered by any Pledged Mortgage; and

            (6) All proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds which constitute property of the types described in any of the clauses of this Section 3.01 and, to the extent not otherwise included, all payments under insurance (whether or not the Lender or the Borrower is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

            The pledge, assignment and security interest granted under this Section 3.01 secures the payment and performance in full of the Obligations.

            Section 3.02.  Wet Closing Provisions.  In the
event of a Wet Closing, the Borrower agrees that:

            (1) The Borrower shall deliver to the Collateral Custodian and the Lender, not later than 4:00 p.m. of the Business Days immediately prior to the scheduled date to close the Wet Mortgage Loan, (a) a Wet Closing Notice in the form of Exhibit I specifying the amount of the Wet Mortgage Loan, the date of the Wet Mortgage Closing, the name and address of the Wet Closing Agent, and such other information set forth in the Wet Closing Notice; and Borrower shall comply with all provisions of the Collateral Agency Agreement required to be complied with in connection with the making of a Wet Loan.

            (2) The Borrower will cause the Wet Mortgage Loan to properly close and fund on the date specified therefor, and will cause all Mortgage Loan documents to be properly completed, executed and, where applicable, recorded and filed;

            (3) The Lender shall have a Lien in each Wet Mortgage Loan and all documents and agreements delivered in connection therewith or relating thereto including, without limitation, the Mortgage note, Mortgage and all items of Collateral related thereto (such Wet Mortgage Loan and all such documents, instruments and agreements and other items of collateral related thereto, being herein collectively called, the "Wet Collateral") immediately upon the funding of the Loan in respect thereof and the creation of the Wet Mortgage Loan;

            (4) the Borrower shall as soon as reasonably possible, but in no event later than five (5) Business Days after the date of the making of the Wet Loan, deliver to the Collateral Custodian all documents and instruments related to the Wet Collateral which are required to be delivered to the Collateral Custodian pursuant to this Agreement; and

            (5)  the Borrower shall execute any and all
       additional documents, agreements, notices or acknowledgments as the Collateral Custodian shall reasonably request to maintain, preserve, perfect or protect the Lender's Lien in such Wet Collateral.
       While the Borrower is in possession of the Wet Collateral, it will hold same exclusively for the Lender, without authority to make any other disposition thereof, or of the proceeds thereof.

         Section 3.03. Responsibility for Collateral. To the extent required by Section 9-207 of the applicable Uniform Commercial Code or other applicable law, the Lender shall use reasonable care in the care, transmittal, custody and preservation of Collateral in its possession; reasonable care shall be deemed to be such care that the Lender exercises in the transmittal, care, preservation and custody of its own property of a similar nature. Notwithstanding the foregoing, the Lender shall have (1) no responsibility with respect to the risk of accidental loss or damage to Collateral either in its possession or in the possession of the Collateral Custodian, (2) no obligation to provide insurance for or in respect of the Collateral or the duties performed by the Collateral Custodian and (3) no responsibility for Collateral not in its possession. The Lender shall have no fiduciary responsibility or duty to the Borrower with respect to the care, preservation, holding, maintenance or transmittal of the Collateral delivered to the Collateral Custodian or any other Person.

            Section 3.04. Release of Security Interest. The Collateral Custodian is authorized under the Collateral Agency Agreement, within a reasonable time of the receipt of a request therefor from the Borrower, to release any Collateral specified in such request from the Lien granted hereby and thereupon deliver the same to the Borrower, provided, however, that (a) no Default or Event of Default shall have occurred and be continuing, and (b) after giving effect to such release and delivery, the Borrowing Base of the remaining Collateral shall be at least equal to the Outstanding Credit.

            Section 3.05. Creation of GNMA Securities and Other Agency Securities. With respect to each Mortgage Loan pledged under this Agreement, which Mortgage Loan is intended for inclusion in a GNMA, FNMA or FHLMC Mortgage Loan pool to back certificated or book-entry Securities, the Borrower agrees that it will enter into and conform to such agreements and procedures, including the timely delivery of all Agency required delivery documents in accordance with the Guides, as are established by the Collateral Agency Agreement or otherwise with the approval of the Lender from time to time for the delivery of Pledged Mortgages to the GNMA, FHLMC or FNMA pool custodians and the issuance, maintenance and transfer of Securities at the PTC or through the Federal Reserve System and the maintenance and preservation of the Lender's perfected Lien in Pledged Mortgages intended to back such Securities (prior to the issuance of Securities in respect thereof) and in such Securities when issued.

            All procedures relating to the creation of Securities shall be subject to the approval of the Lender.

            Section 3.06.  Payment for Securities.  All
Securities delivered to a Qualified Investor at the PTC or through the Federal Reserve System shall be against same day payment in good funds in accordance with applicable rules and regulations of the PTC or the Federal Reserve System relating to the delivery and transfer of such Securities.

            Section 3.07.  Representations Concerning
Collateral. The Borrower hereby represents and warrants to the Lender and by submitting each Loan Request Form shall be deemed to have represented and warranted to the Lender that as of the date of such Loan Request Form.

            (1) Ownership; No Liens; Pledge to the Lender. The Borrower is the legal and equitable owner of the Pledged Mortgages, the Pledged Securities and all other items of Collateral, free and clear of all Liens, except (a) for the Lien granted under this Agreement and (b) Liens held by Warehouse Lenders in Shared Collateral complying with the requirements of this Agreement. All Pledged Mortgages, Pledged Securities and other items of Collateral have been duly authorized and validly issued or transferred to the Borrower and all items of Collateral (a) comply, as applicable, with all of the requirements of this Agreement and the Collateral Agency Agreement, including those required for inclusion in the Borrowing Base, and (b) have been validly pledged or assigned to the Lender, subject to no other Liens (other than Shared Collateral), and the Lender has a first perfected Lien therein within the meaning of the applicable Uniform Commercial Code if and to the extent governed by the Uniform Commercial Code. The Borrower has the full right and authority to pledge the Collateral pledged by it hereunder and has not pledged the Collateral, or any part thereof, to any Person other than to Persons holding Shared Collateral.

            (2)  Compliance with Laws; Enforceability;
       Modification; Required Documents, Etc. All Pledged Mortgages and documents related thereto (a) have been made in compliance, in all material respects, with all requirements of the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Federal Truth-In-Lending Act and all other applicable Laws governing residential Mortgage lending, (b) are genuine, valid, duly authorized, properly executed, properly recorded or filed and enforceable in accordance with their terms, without defense or offset,
       (c) have not been modified or amended and have not had any requirements thereof waived except (i) for minor modifications in the ordinary course of the Borrower's business which do not in any event materially adversely affect the value or marketability of the relevant item of Collateral or (ii) modifications or waivers which are required by GNMA, FNMA, FHLMC, FHA, VA in connection with changes to the Guides, (d) comply with the terms of this Agreement, are subject to and comply with a Purchase Commitment issued by a Qualified Investor, (e) have been fully advanced in the respective face amounts thereof and (f) are secured by Mortgages which are first Liens on the respective Single Family Residences described therein. With respect to each Pledged Mortgage, the Borrower has in its possession all documents and instruments required to be possessed by the Borrower (a) under the Collateral Agency Agreement, (b) under the Guides in the case of all Mortgage Loans other than Non-Conforming Mortgage Loans, and (c) under a Purchase Commitment for all Mortgage Loans required to be covered by a Purchase Commitment pursuant to this Agreement, other than those documents and instruments which are in the possession of the Collateral Custodian or in the possession of a party to whom delivery was made in accordance with the Collateral Agency Agreement.

            (3) Defaults. No default, nor any event which would become a default with notice or lapse of time or both, has occurred and is continuing under any Pledged Mortgage for a period in excess of sixty (60) days, and with respect to Pledged Mortgages, if any such default or event has occurred and has continued for more than sixty (60) days, the Borrower has notified the Collateral Custodian and the Lender thereof in the Borrower's most recent monthly Collateral report.

            (4) Compliance with Agency Requirements; Status with Agencies. The Borrower has complied in all material respects with all Laws relating to obtaining and maintaining FHA insurance or VA guarantees with respect to each Mortgage Loan included in the Pledged Mortgages which was designated by the Borrower as an FHA Mortgage Loan or a VA Mortgage Loan, and such insurance or guarantee is in full force and effect.
       All Conventional Conforming Mortgage Loans included in the Pledged Mortgages comply in all material respects with all applicable requirements for purchase under the FNMA or FHLMC standard form of selling contract for similar Mortgage Loans and any supplement thereto then in effect, including, but not limited to, the representations and warranties made therein. All Non-Conforming Mortgage Loans included in the Pledged Mortgages comply in all material respects with all applicable requirements for sale to a Qualified Investor, including, but not limited to, the representations and warranties required by such Qualified Investor. If required by any Qualified Investor, the Borrower shall become a qualified HUD/FHA lender, mortgagee and servicer and in good standing, and shall become eligible fully to participate as a lender, mortgagee and servicer in good standing under the VA guaranty program. To the extent Borrower intends to pledge Mortgage Loans to back GNMA Securities, the Borrower is fully approved by and in good standing with GNMA as an issuer, servicer under all provisions of the Guides. The Borrower is fully approved by and in good standing with GNMA, FNMA and FHLMC as a seller, servicer to sell and pledge Mortgage Loans to back Other Agency Securities under all provisions of the Guides. Each Pledged Mortgage which is intended to back a GNMA Security or Other Agency Security complies in all respects with the requirements applicable thereto to such Mortgage Loans as required from time to time by the applicable Agencies, and in the creation of any such Security, the Borrower has complied with and has satisfied all rules, requirements, procedures, representations, warranties and agreements promulgated or required by such Agencies. All Pledged Securities comply with terms of this Agreement and except as provided in Section 3.03 are subject to and comply with a Purchase Commitment held by the Borrower or as provided in Section 3.03 are completely covered by one or more.

            (5) Insurance Relating to Pledged Mortgages. All fire and casualty policies covering the premises encumbered by each Mortgage included in the Pledged Mortgages (a) name the Borrower as an additional insured under a standard mortgagee clause not less favorable to the Borrower than the applicable standard mortgagee endorsement, (b) are in full force and effect, and (c) afford insurance against fire and such other hazards as are usually insured against in the broad form of extended coverage insurance from time to time available. All flood, title and other insurance policies (including required private mortgage insurance) (i) name the Borrower as an additional insured under a standard mortgagee clause not less favorable to the Borrower than the applicable standard mortgagee endorsement, or in the case of title insurance, the insured mortgagee, (ii) are in full force and effect, and (iii) afford insurance against the hazards and risks required to be insured against by any Agency or prudent underwriting practices. The Borrower has complied with all requirements of the Agencies or any Qualified Investor for obtaining insurance with respect to any Pledged Mortgage or Mortgage Loan serviced under any Servicing Contract.

            (6) Purchase Commitments; Agencies Commitments. All Purchase Commitments and Agency Commitments included in the Collateral constitute legally binding and enforceable obligations of the Borrower and the Qualified Investors or Agencies who are parties thereto.

            (7) Servicing Contracts. All Servicing Contracts are valid and binding agreements between the Borrower and/or the other Person thereto, are full and complete statements of the terms and provisions of the transactions contemplated thereby, are unmodified and in full force and effect, and the Borrower's rights thereunder are not subject to any offset, counterclaim or defense.

            (8) Escrow Deposits. All Escrow Deposits are held by the Borrower in accordance with applicable Laws and any agreements relating to same and have been and will be applied to the obligations for which they were deposited in accordance with any agreements relating to same.

            Section 3.08.  Covenants and Agreements Concerning
Collateral.  The Borrower covenants and agrees as follows:

            (1) Defense of Interests. The Borrower covenants and agrees that it will defend the right, title and interest of the Lender in and to the Pledged Mortgages, the Pledged Securities and all other items of Collateral against the claims and demands of all Persons.

            (2) Modification; Etc. The Borrower shall not amend, modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Pledged Mortgages, Pledged Securities or other Collateral, or any rights related to any of the foregoing, except in the ordinary course of business conducted in accordance with (a) standards of servicing consistent with customary and usual practice in the industry, and (b) standards and rules of the respective Qualified Investors.

            (3) Sale or Encumbrance. The Borrower shall not sell, option, assign, transfer or otherwise alienate any Collateral, other than in the ordinary course of its business and in accordance with the terms and provisions of this Agreement, or permit any Collateral or any interest therein to be subject to a Lien, except the Lien granted under this Agreement and Shared Collateral.

            (4) Performance under Servicing Contracts; Escrow Deposits. The Borrower shall service or cause to be serviced all Pledged Mortgages, Mortgage Loans backing Pledged Securities, Pledged Securities and Mortgage Loans serviced under Servicing Contracts in accordance with the standard requirements of the issuers of Purchase Commitments covering the same, all requirements of applicable Servicing Contracts and all applicable Agency requirements. The Borrower shall hold all Escrow Deposits in accordance with all applicable Laws and all agreements relating to such Escrow Deposits, without commingling the same with non-escrow funds, and shall hold and apply the same for the purposes for which such Escrow Deposits were collected in accordance with all applicable Laws and agreements.

            (5) Failure to Qualify for Inclusion in Borrowing Base and Related Matters. The Borrower shall notify the Collateral Custodian and the Lender of (a) any default under any Pledged Mortgage which continues beyond sixty (60) days in each monthly Collateral report, (b) the failure of any item of Collateral which is required by the terms hereof to be so covered by a Purchase Commitment, (c) the failure of any item of Collateral to satisfy any requirements of this Agreement for inclusion in the Borrowing Base, and (d) any other matter which in the reasonable determination of the Borrower has a material adverse effect on the Collateral.

            (6) Further Assurances. The Borrower agrees that from time to time, at the expense of the Borrower (including the payment of all filing fees whether the items are filed by the Borrower or by the Lender), the Borrower will promptly execute and deliver all further instruments and documents, and take all further actions, that may be necessary or desirable, or that the Lender may request, in order to preserve, perfect and protect any security interest granted or purported to be granted hereby or to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Lender may request, in order to perfect and preserve the security interest granted or purported to be granted to the Lender hereby.

            (7) Inspection. The Lender and the Collateral Custodian, or any agent or representative thereof, shall have the right at any reasonable time from time to time, beginning during normal business hours, upon prior notice to enter the Borrower's premises to inspect the Collateral, documents and agreements related thereto and the records relating to the Collateral. The Lender and the Collateral Custodian shall have the right to make abstracts or photocopies, at the Borrower's sole cost and expense, from or of the Borrower's books and records pertaining to the Collateral.

            (8) Servicing Rights Valuation. The Borrower shall designate annually a recognized independent appraiser acceptable to the Lender in the exercise of its reasonable discretion to the Lender to review the Servicing Contracts and determine the value thereof.
       In the event the Borrower fails or refuses to designate such an appraiser to value the Servicing Contracts or such appraiser fails to timely deliver such appraisal, the Lender shall have the right upon prior notice to the Borrower to designate an appraiser to perform such valuation. The Borrower shall pay the reasonable costs incurred by the Lender and any independent appraiser from time to time in determining the value of the Servicing Contracts.

            (9)  Review of the Borrower with the Agencies.
       The Lender shall have the right from time to time to contact the Agencies to review and discuss the Borrower's status and standing with the Agencies and to otherwise review and discuss the Borrower's business and other relationship and information with any Agency, including, without limitation, the Borrower's Servicing Contracts with such Agencies. The Borrower authorizes the Agencies to review and discuss all such matters with the Lender as permitted hereby and shall confirm such authorization in writing to any one or more of the Agencies at the request of the Lender.

            Section 3.09.  List of Qualified Investors.
Contemporaneously with the execution and delivery of this Agreement, the Borrower shall submit to the Lender, and the Collateral Custodian for the approval of the Lender, a List of Qualified Investors to which the Borrower may direct the delivery of Collateral in accordance with the terms of this Agreement, from time to time. The Lender shall have the right, in its sole discretion, to approve or disapprove of any Qualified Investors so listed by the Borrower at any time upon notice to the Borrower (which notice may be telephonic) and the initial acceptance of a Qualified Investor by the Lender shall not prevent the subsequent rejection of any such Qualified Investor by the Lender. In the event Lender disapproves or rejects a Qualified Investor, Lender shall make a good faith effort to minimize the affect of such disapproval or rejection on the business of the Borrower, provided, however, Borrower acknowledges and agrees that Lender shall have no obligation or liability to Borrower or any other party as a result of such disapproval or rejection. The Borrower may add or delete Qualified Investors from the List of Qualified Investors by submitting an updated List of Qualified Investors to the Lender and the Collateral Custodian, which updated List of Qualified Investors shall be subject to the approval in all respects of the Lender.

            Section 3.10. Uniform Commercial Code Financing Statements. The Lender is hereby authorized to file in the name of the Borrower, without the need for the Borrower's signature thereto, such Uniform Commercial Code financing statements, amendments thereto and continuations thereof which the Lender at any time reasonably determines is necessary to perfect or better assure the Lien and other benefits intended to be afforded hereby. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

            Section 3.11.  Collection Rights.  Unless a
Default or Event of Default shall have occurred and be continuing, and except with respect to Collateral Sale Proceeds which shall be paid to the Repayment Account directly by a Qualified Investor or through a Financial Intermediary as provided in Section 2.10, the Borrower shall be entitled to receive and collect directly all sums payable to the Borrower in respect of the Collateral and to exercise all voting or consensual powers in respect of the Collateral in a manner not inconsistent with the terms of this Agreement. Upon the occurrence and during the continuance of a Default or an Event of Default, the Lender or at the direction of the Lender, the Collateral Custodian shall be entitled to receive and collect all sums payable to the Borrower in respect of the Collateral subject to applicable law and Qualified Investor and mortgage insurer requirements, and in such case (a) the Lender or Collateral Custodian at the direction of the Lender may, in the Lender's or the Collateral Custodian's name or in the name of the Borrower or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so, (b) the Borrower shall, forthwith pay to the Lender or, if required by the Lender, to the Collateral Custodian at their respective principal offices all amounts thereafter received by the Borrower upon or in respect of any of the Collateral, advising the Lender and Collateral Custodian as to the source of such funds, and (c) all amounts so received and collected by the Lender and Collateral Custodian shall be held by them as part of the Collateral.

            Section 3.12.  Attorney-in-Fact.   The Lender and
the Collateral Custodian are each hereby appointed the agent and attorney-in-fact of the Borrower for the purpose of carrying out the provisions of this Agreement, taking any action and executing any instruments which the Lender may deem reasonably necessary or advisable to accomplish the purposes hereof and to obtain for the Lender the benefits of this Agreement, the other Loan Documents, the Collateral and the security intended to be provided to the Lender hereby and thereby subject to applicable law and Qualified Investor and mortgage insurer requirements, which agency and appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, upon the occurrence of an Event of Default, the Lender and the Collateral Custodian (at the direction of the Lender) shall have the right and power in the place and stead of the Borrower, and in the name of the Borrower or otherwise (from time to time and without prior notice to or consent from the Borrower, and without releasing or in any manner affecting the Borrower's obligations to the Lender):
(a) to receive, endorse and collect all checks, drafts or chattel paper made payable to the order of the Borrower representing any payment on account of the principal, interest or other amount on any of the Pledged Mortgages, Pledged Securities or other items of Collateral, to give full discharge for the same and to complete any endorsements or assignments made in blank or which are updated or otherwise incomplete or to execute new endorsements or assignments to any persons, (b) to ask, demand, collect, sue for, recover, compound, receive and give, acquittances and receipts for moneys due and to become due under or in respect of any of the Collateral, (c) to file any claims or take any action or institute any proceedings which the Lender may deem necessary or desirable for the collection or completion of, or perfection of the Lender's interest in any of the Collateral or otherwise to enforce the rights of the Borrower or the Lender with respect to any of the Collateral, this Agreement or the other Loan Documents, including, without limitation, the endorsement of any Mortgage note, and the creation, execution and recording of any Assignment of Mortgage for any Pledged Mortgage and (d) if the Borrower fails to perform any obligation under this Agreement or the other Loan Documents, to perform to cause performance of such obligation.

            Section 3.13.  The Borrower Remains Liable.
Anything herein to the contrary notwithstanding: (1) the Borrower shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed; (2) the exercise by the Lender of any of the rights hereunder shall not release the Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral; and (3) the Lender shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Lender be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.


               ARTICLE IV.  CONDITIONS PRECEDENT

            Section 4.01.  Conditions Precedent to Initial
Loan.  The obligations of the Lender to make the initial
Loan is subject to the condition precedent that the Lender shall have received on or before the Closing Date each of the following documents, in form and substance satisfactory to the Lender and its counsel, and each of the following requirements shall have been fulfilled:

            (1)  Evidence of Due Incorporation and all
       Corporate Action.   A certificate of the Secretary or
       Assistant Secretary of the Borrower, dated the Closing Date, attesting to the certificate of incorporation and by-laws of the Borrower and all amendments thereto, and to all corporate actions taken by the Borrower, including, without limitation, resolutions of its board of directors, authorizing the execution, delivery and performance of the Loan Documents, and each other document to be delivered by the Borrower pursuant to the Loan Documents;

            (2) Incumbency and Signature Certificate of the Borrower. A certificate of the Secretary or Assistant Secretary of the Borrower, dated the Closing Date, certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents, and the other documents to be delivered by the Borrower under the Loan Documents including, without limitation, each Loan Request Form;

            (3) Good Standing Certificates for the Borrower. A certificate, dated within forty-five (45) days of the Closing Date, from the Secretary of State (or other appropriate official) of the jurisdiction of incorporation of the Borrower certifying as to the due incorporation and good standing of the Borrower and certificates, dated within one (1) month of the Closing Date, from the Secretary of State (or other appropriate official) of each other jurisdiction where the Borrower is required to be qualified to conduct business or where such qualification is necessary to enforce any Mortgage Loan, certifying that the Borrower is duly qualified to do such business and is in good standing in such state;

            (4)  Note.  The Note duly executed by the
       Borrower;

            (5) Financing Statement, Etc. (a) Duly executed financing statements (UCC-1) to be filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the Lender, desirable to perfect the Lien created by the Agreement; (b) duly executed copies of the financing statements (UCC-3) to be filed under the Uniform Commercial Code of all jurisdictions necessary, or in the opinion of the Lender, desirable to terminate any Liens in favor of any party other than the Lender; and (c) Uniform Commercial Code searches identifying all of the financing statements on file with respect to the Borrower in all jurisdictions referred to under (a), including the financing statements filed by the Lender against the Borrower, indicating that no party other than the Lender claims an interest in any of the Collateral;

            (6) Collateral Agency Agreement. The Borrower and the Collateral Custodian shall have duly executed and delivered the Collateral Agency Agreement;

            (7)  Material Adverse Change.  As of the Closing
       Date no material adverse change shall have occurred in the financial position, management, business or operations of the Borrower since March 31, 1994.

            (8) Fees. All fees, costs and expenses payable to the Lender and its legal counsel and agents required to be paid at or prior to the closing of the transactions contemplated thereby, shall have been paid in full including the Facility Fee and fees and expenses of Lender's counsel due on the Closing Date.

            (9) Agency Good Standing. The Lender shall have received evidence that the Borrower has been approved and is in good standing with each of the Agencies with respect to all Agency Approvals.

            (10) Licenses, Etc. Copies of all licenses, qualifications (including licenses and qualifications required in each state where each Single Family Residence securing each Mortgage Loan acquired or originated by the Borrower is located), Agency Approvals, permits, franchises, patents, copyrights, trademarks and trade names, or evidence of rights thereto in form acceptable to Lender, required in order for Borrower to conduct its business substantially as now conducted and as presently proposed to be conducted.

            (11)  Approval of Borrower in the Lender Express
       Program. Borrower shall be an approved Seller (as defined in the Lender Express Seller Guide) in good standing under the Lender Express Program;

            (12) Opinion of Counsel for the Borrower. A favorable opinion of Soosman & Associates, external counsel for the Borrower, dated the Closing Date, in substantially the form of Exhibit D, together with all opinions relied upon by Soosman & Associates, if any, and as to such other matters as the Lender may reasonably request;

            (13) Certificate. The following statements shall be true and the Lender shall have received a certificate signed by the chief financial officer of the Borrower dated the Closing Date stating that:

                 (a)  The representations and warranties
            contained in this Agreement and in each of the other Loan Documents are correct on and as of the Closing Date as though made on and as of such date; and

                 (b)  No Default or Event of Default has
            occurred and is continuing, or could result from the transactions contemplated by this Agreement and the Loan Documents; and

            (14) Certificate from Parent. Lender shall have received a certificate signed by the chief financial officer of Republic Bancorp, Inc., the parent entity of Borrower, dated the Closing Date certifying that the parent entity has made all necessary equity contributions to Borrower to cause all financial covenants contained herein to be satisfied.

            (15)  List of Investors.  An initial List of
       Qualified Investors;

            (16)  Additional Documentation.  Such other
       approvals, opinions or documents as the Lender may reasonably request.

            Section 4.02.  Conditions Precedent to All Loans.
The obligations of the Lender to provide each Loan
(including the actual Loan), shall be subject to the further conditions precedent that on the date of providing each such
Loan:

            (1)  The following statements shall be true:

                 (a)  All the representations and warranties
            contained in this Agreement and in each of the other Loan Documents are correct on and as of the date of providing such Loan as though made on and as of such date; and

                 (b)  No Default or Event of Default has
            occurred and is continuing, or could result from providing such Loan.

            (2)  Loan Request Form.  The Lender and the
       Collateral Custodian shall have received a Loan Request
       Form for such requested Loan duly completed and executed by the Borrower.

            (3)  Pledged Mortgages.  Except for the Wet
       Mortgage Loans covered by and included in a Loan Request Form, all documentation required to be delivered pursuant to the Loan Documents for such Pledged Mortgages covered by and included in a Loan Request Form must have been delivered to the Collateral Custodian; such documentation shall include but not be limited to: (a) original signed Mortgage Notes endorsed in blank; (b) certified copy of the Mortgage;
       (c) a recordable assignment; (d) all intervening assignments, as appropriate, and all as more full provided in the Collateral Agency Agreement.

            (4) Borrowing Base Certificate. The Lender shall have received a Borrowing Base Certificate duly completed and executed by the Collateral Custodian indicating that requested Loan is available to the Borrower in accordance with the terms of the Loan Documents.

            (5)  Qualified Investor Requirements.  The
       Borrower shall have possession of all other documents required by the relevant Qualified Investor to be held by Borrower.

            (6)  Other Approvals, Opinions and Documents.  The
       Lender shall have received such other approvals, opinions and documents as the Lender may reasonably request.

            In the event of a Loan made based upon a Wet
Mortgage Loan, the provisions of Section 3.02 of this Agreement shall govern instead of the above closing provisions.

            Section 4.03.  Deemed Representation.  Each
request for a Loan and acceptance by the Borrower of any Loan shall constitute a representation and warranty that the statements contained in Section 4.02 are true and correct both on the date of such notice and, unless the Borrower otherwise notifies the Lender in writing prior to the receipt of such Loan, as of the date of the providing of such Loan.


           ARTICLE V.  REPRESENTATIONS AND WARRANTIES

            The Borrower hereby represents and warrants that:

            Section 5.01.  Formation, Good Standing and Due
Qualification. The Borrower is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified and in good standing under the laws of each other jurisdiction in which such qualification is required or where such qualification is necessary to permit Borrower to enforce any Mortgage Loan.

            Section 5.02. Power and Authority; No Conflicts. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party have been duly authorized and do not and will not: (1) contravene its articles of incorporation or other formation documents; (2) violate any provision of, or require any filing (other than the filing of the financing statements contemplated by this Agreement), registration, consent or approval under any Law (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to such corporation; (3) result in a breach of or constitute a default under or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; (4) result in, or require, the creation or imposition of any Lien (other than as created under this Agreement) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower; or (5) cause the Borrower to be in default under any such Law, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

            Section 5.03.  Legally Enforceable Agreements.
Each Loan Document to which the Borrower is a party is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

            Section 5.04. Litigation. There are no actions, suits or proceedings pending or threatened, against or affecting the Borrower before any court, governmental agency or arbitrator, which could, in any one case or in the aggregate, result in (1) a Material Adverse Change or (2) liability to the Borrower in excess of One Hundred Thousand Dollars ($100,000).

            Section 5.05.  Financial Statements.

            (1) Financial statements as of March 31, 1994. The interim balance sheet of the Borrower as of March 31, 1994, and the related statement of income and retained earnings for the three (3) month period then ended, copies of which have been furnished to the Lender, are complete and correct and fairly present the financial condition of the Borrower as of such dates all in accordance with GAAP consistently applied (subject to year-end adjustments), and since March 31, 1994 there has been no Material Adverse Change. There are no liabilities of the Borrower, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since March 31, 1994. No information, exhibit, or report furnished by the Borrower to the Lender in connection with this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

            Section 5.06. Ownership and Liens. The Borrower has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets, and leasehold interests reflected in the financial statements referred to in Section 5.05 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower and none of its leasehold interests is subject to any Lien, except as may be permitted under this Agreement.

            Section 5.07. Taxes. The Borrower has filed all tax returns (federal, state and local) required to be filed and has paid all taxes, assessments and governmental charges and levies thereon to be due, including interest and penalties, except to the extent they are the subject of a Good Faith Contest.

            Section 5.08.  ERISA.  The Borrower is in
compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstance exists which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; the Borrower has met its minimum funding requirements under ERISA with respect to all of its Plans and there are no unfunded vested liabilities; and neither the Borrower nor any of its ERISA Affiliates has incurred any liability to the PBGC under ERISA.

            Section 5.09.  Subsidiaries.  The Borrower has no
Subsidiaries.

            Section 5.10. Operation of Business; Prior or Existing Restrictions, Etc. The Borrower possesses all licenses, qualifications (including licenses and qualifications required in each state where each Single Family Residence securing each Mortgage Loan acquired or originated by the Borrower is located), Agency Approvals, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing. The Borrower has disclosed all written reports, actions and/or sanctions of any nature threatened, and all reviews, investigations, examinations, audits, actions and/or sanctions that have been undertaken and/or imposed within two (2) years prior to the date of this Agreement by any federal or state agency or instrumentality (including any Agency) with respect to either the lending or related financial operations of the Borrower or the ability of the Borrower to perform in accordance with the terms of this Agreement, including any of the events described in Section 9.01(11). Except as may have been disclosed to and approved by the Lender in writing, the Borrower is not operating under any type of agreement or order (including, without limitation, a supervisory agreement, memorandum of understanding, cease and desist order, capital directive, supervisory directive, consent decree, and any actual or threatened suspensions, revocations or other event described in Section 9.01(11) with any state or federal banking department or government banking or other agency or instrumentality (including any Agency), and the Borrower is in compliance with any and all capital, leverage or other financial standards and requirements imposed by any applicable regulatory authority, agency or instrumentality, including any Agency.

            Section 5.11. No Default on Outstanding Judgments or Orders. The Borrower has satisfied all judgments and the Borrower is not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other
Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

            Section 5.12. No Defaults on Other Agreements. The Borrower is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any certificate of incorporation or corporate restriction which could result in a Material Adverse Change. The Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument which could result in a Material Adverse Change.

            Section 5.13.  Labor Disputes and Acts of God.
Neither the business nor the properties of the Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hurricane, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could result in a Material Adverse Change.

            Section 5.14.  Partnerships.  The Borrower is not
a partner in any partnership.

            Section 5.15.  Environmental Protection.  The
Borrower has obtained all permits, licenses and other authorizations which are required under all Environmental
Laws, except to the extent failure to have any such permit, license or authorization could not result in a Material
Adverse Change. The Borrower is in compliance with all Environmental Laws and the terms and conditions of the required permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Laws or contained in any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply could not result in a Material Adverse
Change.

            To the best of Borrower's knowledge, the Collateral contains no Hazardous Materials that, under any Environmental Law currently in effect, (1) would impose liability on the Borrower that could result in a Material Adverse Change, or (2) could result in the imposition of a Lien on the Collateral or any portion thereof or any other assets of the Borrower, in each case if not properly handled in accordance with applicable Law.

            Section 5.16.  Management of Borrower.  As of the
Closing Date, Exhibit J sets forth the key persons providing the management of the Borrower's business.

            Section 5.17. No Other Warehouse Facility. As of the Closing Date, Borrower (1) has no Warehouse Facility other than the Loan contemplated by this Agreement, and (2) has made no application for or otherwise arranged to obtain any other Warehouse Facility.


               ARTICLE VI.  AFFIRMATIVE COVENANTS

            So long as the Note shall remain unpaid or the Commitment shall exist hereunder, or any other amount is owing by the Borrower to any Lender hereunder or under any other Loan Document, the Borrower shall:

            Section 6.01.  Maintenance of Existence.  Preserve
and maintain its existence and good standing in the jurisdiction of its formation, and qualify and remain qualified in each jurisdiction in which such qualification is required except to the extent that its failure to so qualify could not result in a Material Adverse Change.

            Section 6.02. Conduct of Business. Continue to engage in a business of the same general type as conducted by it on the Closing Date. Use its best efforts to adhere to customary practices and standards in effect from time to time in the mortgage banking industry.

            Section 6.03.  Maintenance of Properties.
Maintain, keep and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

            Section 6.04.  Maintenance of Records.  Keep
adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all of its and their financial transactions.

            Section 6.05.  Maintenance of Insurance.
Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated or as is required by the Agencies or any agreement to which the Borrower is a party.

            Section 6.06. Compliance with Laws. Comply in all respects with all applicable Laws and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent they are the subject of a Good Faith Contest.

            Section 6.07.  Right of Inspection.  At any
reasonable time and from time to time upon reasonable notice to the Borrower, permit the Lender or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit the properties of, the Borrower and to discuss the affairs, finances and accounts of the Borrower with any of its officers and directors and the Borrower's independent accountants.

            Section 6.08.  Reporting Requirements.  Furnish
directly to the Lender:

            (1) Annual Financial Statements of Borrower. As soon as available and in any event within one hundred twenty
(120) days after the end of each Fiscal Year of the Borrower
(a) the balance sheet of the Borrower as of the end of such Fiscal Year, the statement of income and retained earnings, the statement of accounts receivable and payable and the statement of cash flows of the Borrower for such Fiscal
Year, and the accompanying footnotes, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year and all prepared in accordance with GAAP consistently applied, accompanied by an opinion thereon acceptable to the Lender by an independent accountant selected by the Borrower and acceptable to the Lender in exercise of its reasonable discretion and (b) a Compliance Certificate.

            (2) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each calendar quarter, (a) the balance sheet of the Borrower as of the end of such quarter and statements of income and retained earnings and the statement of cash flows of the Borrower for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous Fiscal Year and all prepared in accordance with GAAP consistently applied and (b) a Compliance Certificate.

            (3) Management Letters. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, copies of any reports submitted to the Borrower by independent certified public accountants in connection with the examination of the financial statements of the Borrower made by such accountants.

            (4) Compliance Certificate. Concurrently with the delivery to the Lender of the financial statements in
Section 6.08 (1) and (2), the Borrower will provide the Lender with a certificate of the chief financial officer in the form of Exhibit E (a) certifying that to the best of his or her knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (b) with computations demonstrating compliance with the covenants contained in Article VIII as of the end of the prior quarter.

            (5) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or Governmental Authority, affecting the Borrower which, if determined adversely to the Borrower, could result in (1) a Material Adverse Change, or
(2) liability to the Borrower in excess of One Hundred Thousand Dollars ($100,000).

            (6) Notices of Defaults and Events of Default. As soon as possible and in any event within five (5) days after the occurrence of each Default or Event of Default of which Borrower has knowledge, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto.

            (7) ERISA Reports. As soon as possible and in any event within twenty (20) days after the Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, the Borrower will deliver to the Lender a certificate of the chief financial officer of the Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Borrower proposes to take with respect thereto.

            (8) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Agreement.

            (9)  Audit Reports.  Promptly after receipt
thereof by the Borrower, copies of each HUD Single Family
Audit Report and FNMA and FHLMC audit reports on the Borrower and its operations.

            (10) Securities Reports. Promptly after filing, copies of all financial information, proxy materials and other information and reports, if any, which the Borrower shall file with the Securities and Exchange Commission or any governmental agencies substituted therefor.

            (11) Mortgage Banking Reports. Promptly after filing with FNMA and FHLMC, a copy of the Borrower's Mortgage Bankers Financial Reporting Form Statement of Condition (designated as FHLMC Form 1055 and FNMA Form 1002, respectively, and any successor thereto or replacement thereof).

            (12)  Insurance.  Upon the occurrence of any
casualty, damage or loss, whether or not giving rise to a claim under any insurance policy, in an amount greater than One Hundred Thousand Dollars ($100,000), notice thereof, together with copies of any document relating thereto
(including copies of any such claim) in possession or control of the Borrower or any agent of the Borrower.

            (13)  Material Adverse Change.  As soon as
possible and in any event within five (5) Business Days after Borrower has knowledge of the occurrence of any event or circumstance which could result in or has resulted in a Material Adverse Change, written notice thereof.

            (14) Offices. Thirty (30) days prior written notice of any change in the chief executive office or principal place of business of the Borrower.

            (15) Management. Thirty (30) days prior written notice of any change in the management of the Borrower as set forth in Exhibit J.

            (16) Liens. As soon as possible and in any event within five (5) days after Borrower has knowledge of the assertion of any Lien (other than Permitted Liens) against the Collateral or the occurrence of any event that could have a material adverse effect on the value or marketability of the Collateral or the validity, enforceability or priority of the Liens created under this Agreement, written notice thereof.

            (17) Environmental Notices. As soon as possible and in any event within five (5) days after receipt, copies of all Environmental Notices received by the Borrower which are not received in the ordinary course of the Borrower's business.

            (18)  Reports Relating to Collateral.

            (a) As soon as available and in any event within ten (10) days after the end of each month:

                 (1)  A schedule in form acceptable to the
            Lender hereto of all commitments to make Mortgage Loans, commitments to purchase Mortgage Loans and other information related to all Mortgage Loans pledged or intended to be pledged under this Agreement.

                 (2)  A schedule in form acceptable to the
            Lender hereto of the outstanding principal amount and the amount advanced by the Borrower with respect to each Mortgage Loan included in the Pledged Mortgages, the date of origination of each such Mortgage Loan, the interest rate borne by each such Mortgage Loan and the type of each such Mortgage Loan listing the aggregate outstanding principal amount, and the aggregate amount advanced by the Borrower with respect to such Mortgage Loans grouped first by type then by interest rate, together with a schedule listing all cash, Securities, and other items of Collateral hereunder;

                 (3)  A schedule in form acceptable to the
            Lender hereto of all Purchase Commitments held by the Borrower grouped by type of Mortgage Loan or Security (whether or not delivered as Collateral hereunder) which qualifies for delivery pursuant to such Purchase Commitments, listing the name of the investor, the commitment type (i.e., mandatory, optional, standby, etc.), the commitment amount which remains available for future deliveries, the yield requirement or the price and interest rate for which said price is quoted, and the expiration, delivery or settlement date for each such Purchase Commitment, and the weighted average yield requirement or the weighted average price at each applicable interest rate for each such group of Purchase Commitments and (b) a schedule in the form of Exhibit K hereto listing the mandatory Purchase Commitments held by the Borrower which shall be satisfied by delivering Mortgage Loans or Securities which the Borrower has committed to purchase;

                 (4)  A schedule in form acceptable to the
            Lender hereto of all Mortgage Loans and Securities held by the Borrower (whether or not delivered as Collateral hereunder), listing the aggregate principal amount of such Mortgage Loans and Securities, the aggregate dollar amount of discount points charged upon origination of such Mortgage Loans and the aggregate amount which is secured by the pledge of such Mortgage Loans and Securities (whether or not a part or all of this sum represents the Outstanding Credit) for each group of Mortgage Loans and Securities arranged first by type then by interest rate, together with an additional schedule in the form of Exhibit J hereto listing this information as it relates to commitments issued by the Borrower to make Mortgage Loans during the next three (3) calendar months; and

                 (5)  A schedule in form acceptable to the
            Lender listing the principal amount of Servicing Contracts and subservicing rights by the Borrower as of the date of such schedule, identified where applicable by pool numbers of Mortgage Loan pools serviced thereunder, the delinquency rates (listed by thirty (30), sixty (60) and ninety (90) day defaults) of Mortgage Loans serviced thereunder and the principal amount, weighted average interest rates, term and type of guarantee and insurance, the amount of escrow balances maintained thereunder, the amount of unfunded obligations which are due and remain unpaid under the Servicing Contracts and subservicing rights, the amount of all FHA and VA insurance and guarantee payments that have been paid and which remain to be paid thereunder, the principal amount of Mortgage Loans prepaid, and such other information concerning the Servicing Contracts and subservicing rights as the Lender may require;

                 (6)  From time to time, with reasonable
            promptness, such further information regarding the Collateral as the Lender may reasonably request, including copies of any financial or other reports required to be delivered to any other party, including, without limitation, the Agencies.

            (b) As soon as available, but in any event not later than the date that such reports are delivered to the Agencies, copies of all annual and regularly delivered reports to the Agencies relating to the Borrower's Servicing Contracts with such Agencies, the Borrower's Mortgage Loan origination and acquisition activities and other matters requested or required by the Agencies.

            (c) As soon as available, but in any event not later than five (5) days after the receipt thereof by the Borrower (1) any notice received by an Agency relating to matters described in Section 9.01(11), and
       (2) any notice from a Qualified Investor or a party to a Servicing Contract relating to a material default or other deficiency under a Servicing Contract which could result in termination thereof.

            (d) As soon as available, but in any event not later than forty-five (45) days from the Closing Date, a balance sheet of the Borrower and all related financial statements requested by the Lender, together with an opinion thereon of Deloitte & Touche, independent certified public accountants that such financial statements are complete and correct and fairly present the financial condition of the Borrower for the periods covered by such statements, all in accordance with GAAP consistently applied.

            (19) General Information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower as the Lender may from time to time reasonably request.

            Section 6.09.  Compliance With Environmental Laws.
Comply in all material respects with all applicable
Environmental Laws and immediately pay or cause to be paid all costs and expenses incurred in connection with such compliance.

            Section 6.10. Agency and Purchase Commitments. Maintain valid Agency Commitments sufficient at all times in accordance with customary business practices to permit the creation of Securities in respect of all Pledged Mortgages, other than Pledged Mortgages otherwise subject to and intended to be delivered in accordance with Purchase Commitments for the direct purchase thereof. Maintain valid and enforceable Purchase Commitments sufficient at all times to (i) satisfy the requirements of this Agreement and (ii) in accordance with prudent business practices to protect the Borrower against interest rate risk with respect to Mortgage Loans and Securities originated or acquired by it and to permit the timely sale of Mortgage Loans and Securities and in accordance with prudent mortgage banking industry practices.

            Section 6.11.  Agency Approvals.  Take all actions
required to maintain all Agency Approvals.


                ARTICLE VII.  NEGATIVE COVENANTS

            So long as the Note shall remain unpaid or the Lender shall have any Commitment hereunder or any other amount is owing by the Borrower to the Lender hereunder or under any other Loan Document, the Borrower shall not:

            Section 7.01.  Debt.  Create, incur, assume or
suffer to exist any Debt, except:

            (1) Debt of the Borrower under this Agreement or the Note;

            (2) accounts payable to trade creditors for goods or services which are not aged more than thirty (30) days from the due date (or if there is no specified due date or if such account payable is due immediately, are not aged more than ninety (90) days) and current operating liabilities (other than for borrowed money) which are not more than ninety (90) days past due, in each case incurred in the ordinary course of business and paid within the specified time, unless subject to a Good Faith Contest, and, in any event, in an amount not greater than Five Hundred Thousand Dollars ($500,000);

            (3)  Debt secured by purchase money Liens
permitted by Section 7.03;

            (4)  Guaranties permitted under Section 7.02;

            (5)  Debt owed to Warehouse Lenders (including
Lender) of up to a maximum aggregate amount outstanding at any time of an amount equal to the sum of Thirty Million
Dollars ($30,000,000) provided all such Debt complies with the conditions, covenants and agreements contained in this Agreement; and

            (6)  Unsecured debt of Borrower to Republic
Bancorp, Inc., the parent entity of Borrower, having a maximum principal amount of Two Million Dollars
($2,000,000), which debt is subordinate in all respects to any financial accommodation of Lender to Borrower, including, without limitation, the Loan.

            Section 7.02. Guaranties. Assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable (including, but not limited to an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, assets, goods or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for the obligations of any Person, except: guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

            Section 7.03. Liens. Create, incur, assume or suffer to exist any Lien, upon or with respect to any of its real or personal properties (including, without limitation, leasehold interests, leasehold improvements and any other interest in real property or fixtures), now owned or hereafter acquired, except the following ("Permitted Liens"):

            (1)  Liens granted to the Lender under and
pursuant to the Loan Documents;

            (2)  Liens for taxes or assessments or other
government charges or levies if not yet due and payable or if due and payable if they are the subject of a Good Faith
Contest;

            (3) Liens imposed by law, such as mechanic's, materialmen's, landlord's, warehousemen's and carrier's
Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days, or which are the subject of a Good Faith Contest;

            (4)  Liens under workmen's compensation,
unemployment insurance, social security or similar legislation (other than ERISA);

            (5) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

            (6) judgment and other similar Liens arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Good Faith Contest;

            (7) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

            (8) purchase money Liens on any real property, fixtures or equipment hereafter acquired or the assumption of any Lien on real property, fixtures or equipment existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that:

            (a)  any property subject to any of the
       foregoing is acquired by the Borrower in the ordinary course of its business and the Lien on any such property is created contemporaneously with such acquisition;

            (b) the Debt secured by any Lien so created, assumed or existing shall not exceed one hundred percent (100%) of the lesser of cost or fair market value as of the time of acquisition of the property covered thereby;

            (c)  each such Lien shall attach only to the
       property so acquired and fixed improvements thereon;

            (d)  the Debt secured by such Lien is
       permitted by the provisions of Section 7.01; and

            (e) all Debt secured by all such Liens shall not exceed at any time in the aggregate One Million
       ($1,000,000);

            (9) Liens on the Borrower's Servicing Rights which (i) do not violate Section 8.04; and (ii) do not cover the Borrower's Servicing Rights on any of the Collateral;
and

            (10)  Liens granted to secure Warehousing
Facilities provided that no such Lien extends to or covers any of the Collateral, except Shared Collateral.

            Section 7.04. Investments. Make any loan or advance to any Person (including, without limitation, loans made to shareholders of Borrower) or purchase or otherwise acquire any capital stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any Person, except: (1) direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition; (2) commercial paper with maturities of two hundred seventy (270) days or less of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.; (3) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating within the United States of America whose outstanding short-term debt is rated in the highest rating category available by either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (4) stock, obligations or securities received in settlement of Debts (created in the ordinary course of business) owing to the Borrower; (5) Mortgage Loans or Securities; (6) investments existing on the date hereof as set forth in Exhibit H hereto, but not the increase in amount thereof; (7) investments required to be made or purchased by any Agency or any applicable provisions of Law; and (8) Purchase Commitments.

            Section 7.05.  Sale of Assets.  Sell, lease,
assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets; except: (1) for inventory disposed of in the ordinary course of business;
(2) the sale or other disposition of assets no longer used or useful in the conduct of its business; or (3) the sale of Mortgage Loans, Securities and Servicing Contracts and Servicing relating to Mortgage Loans and Securities which are not Collateral, provided the such sale is made in the ordinary conduct of its businesses upon fair and reasonable terms and such sale otherwise complies with the other terms and provisions of this Agreement and the other Loan Documents.

            Section 7.06.  Transactions with Affiliates.
Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service or the payment of any management fees, with any Affiliate or enter into any transaction, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than the Borrower would obtain in a comparable arm's length transaction with a Person not an Affiliate.

            Section 7.07.  Mergers, Etc.  Merge or consolidate
with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or acquire all or substantially all of the assets or the business of any Person (or enter into any agreement to do any of the foregoing).

            Section 7.08. Leases. Create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property except (1) Capital Leases, and (2) leases that do not in the aggregate require the Borrower to make payments (including taxes, insurance, maintenance, and similar expenses which the Borrower is required to pay under the terms of the lease) in any Fiscal Year in excess of Two Hundred Fifty Thousand Dollars ($250,000).

            Section 7.09. Dividends. Declare or pay any dividends, or return any capital, to its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by the Borrower with respect to its capital stock), or set aside any funds for any of the foregoing purposes in any such event in excess of fifty percent (50%) of Net Income of the four quarters that ended immediately prior to paying such dividend, less any dividend previously made based on Net Income for such four quarters reduced by all applicable taxes.

            Section 7.10. Recourse Mortgage Loans. After the date of this Agreement, Borrower shall not make or enter into commitments to make, or sell or pledge or enter into agreements to sell or pledge, Mortgage Loans either in connection with the creation of Securities to be backed by such Mortgage Loans or otherwise, in any such case with Recourse Obligations to the Borrower.

            Section 7.11. Other Warehouse Facilities. Apply to or obtain from any Warehouse Lender any Warehouse
Facility without the prior written consent of Lender, which consent shall not be unreasonably withheld so long as, in connection with any such Warehouse Facility (1) Borrower enters into an Intercreditor Agreement in form and substance acceptable to Lender in all respects, and (2) the Collateral Custodian is used for such Warehouse Facility pursuant to a collateral agency agreement in form similar to the Collateral Agency Agreement and acceptable to Lender in all respects.


               ARTICLE VIII.  FINANCIAL COVENANTS

            So long as the Note shall remain unpaid or the Lender shall have any Commitment hereunder or any other amount is owing by the Borrower to the Lender hereunder or under any other Loan Document:

            Section 8.01.  Adjusted Tangible Net Worth.  The
Borrower shall maintain at all times an Adjusted Tangible
Net Worth of not less than Three Million Dollars
($3,000,000).

            Section 8.02.  Current Ratio.  The Borrower shall
maintain at all times a ratio of Current Assets to Current
Liabilities of not less than 1.05 to 1.

            Section 8.03.  Adjusted Leverage Ratio.  The
Borrower shall maintain at all times a ratio of Total
Liabilities to Adjusted Tangible Net Worth of not greater than 7.0 to 1.

            Section 8.04.  Minimum Unencumbered Servicing
Rights. The Borrower shall at all times maintain all of its Servicing Rights without Liens or security interests.

            In the event Borrower shall fail to satisfy any of the financial covenants set forth in Sections 8.01, 8.02 and 8.03, Borrower shall have thirty (30) days after the first date of any such failure within which to cure such failure, provided, however, during the continuance of any such cure period, all amounts payable under this Agreement shall accrue interest at the Default Rate. Any cure period provided under this Article VIII shall not serve to modify or postpone the occurrence of any other Event of Default or Lender's remedies enumerated in Article IX hereof.


                 ARTICLE IX.  EVENTS OF DEFAULT

            Section 9.01.  Events of Default.  Any of the
following events shall be an "Event of Default":

            (1) the Borrower shall: (a) fail to pay the principal of the Note, or (b) fail to make any of the prepayments required by Section 2.08 as and when required, or (c) fail to pay interest on the Loan or any fee or interest or any other amount due under this Agreement or any other Loan Document as and when due and payable and such failure shall continue for five (5) days;

            (2) any representation or warranty made or deemed made by the Borrower in this Agreement or in any other Loan Document to which it is a party or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

            (3) the Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document (to which it is a party) (other than obligations specifically referred to elsewhere in this
Section 9.01);

            (4) the Borrower shall: (a) fail to pay any Debt, (other than the payment obligations described in (1) above), of the Borrower when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), including but not limited to Debt owed in connection with any Warehouse Facility; or (b) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or the lapse of time, or both, of the maturity of such Debt, whether or not the failure to perform or observe shall be waived by the holder of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

            (5) the Borrower: (a) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or
(c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed or unstayed for a period of thirty (30) days or more; or shall be the subject of any proceeding under which its assets may be subject to seizure, forfeiture or divestiture; or (e) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or
(f) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty
(30) days or more;

            (6) one or more judgments, decrees or orders for the payment of money in excess of Fifty Thousand Dollars ($50,000) in the aggregate shall be rendered against the Borrower, and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty
(30) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

            (7) any of the following events shall occur or exist with respect to the Borrower or any ERISA Affiliate:
(a) any Prohibited Transaction involving any Plan; (b) any Reportable Event shall occur with respect to any Plan; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) any event or circumstance exists which might constitute grounds entitling the PBGC to institute proceedings under
Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (e) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of any Lender subject the Borrower or any ERISA Affiliate to any tax, penalty, or other liability to a Plan, Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceeds or may exceed Fifty Thousand Dollars ($50,000);

            (8) this Agreement shall at any time and for any reason cease: (a) to create a valid and perfected first priority Lien in the Collateral; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny it has any further liability or obligation under this Agreement;

            (9) if there is a material adverse change in the Collateral, or if there shall occur a Material Adverse
Change (as determined by the Lender in its reasonable discretion), or if the Lender in good faith believes that the prospects of payment, performance or realization upon the Collateral is impaired, or if the Lender shall deem itself insecure;

            (10) if the Collateral Agency Agreement shall cease at any time to be in full force or effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any party thereto, or any party thereto shall deny it has any further liability or obligation under such Agreement, or any party thereto shall fail to perform any of its obligations under such Collateral Agency Agreement;

            (11) if there is a threatened revocation of, or an investigation by an Agency which has a reasonable likelihood of resulting in the revocation of, any Agency Approvals, or if any Agency Approvals shall, in whole or in part, be cancelled, terminated, suspended or withdrawn, or if in the reasonable determination of the Lender, if any operating restrictions or other limitations (including any moratorium on commitment authority with any Agency resulting from the failure of the Borrower to satisfy or comply with any applicable Agency's standards, rules, regulations, guidelines or directives) shall be imposed upon the Borrower by any Agency, or if an Agency has given notice to the Borrower of material servicing deficiencies requiring correction within a time specified, which (a) if not corrected, could result in the termination of the Borrower's Servicing Contracts or commitment authority with such Agency and (b) which are not corrected within the time period specified by such Agency or if no such time period is specified, within such reasonable time period established by the Lender, or if an Agency shall impose supervisory controls upon the Borrower or a moratorium on transfers of additional Servicing Contracts to the Borrower;

            (12) if any of the Persons listed in Exhibit J as the key members of the management of the Borrower are no longer actively engaged for any reason in the management of the Borrower's business; unless within thirty (30) days after any such key member terminates his active involvement in the management of Borrower, Borrower submits a plan or indicates the appointment of another Person acceptable to the Lender in its reasonable judgment to ensure that management of the Borrower continues at a level acceptable to Lender in its reasonable judgment;

            (13) if there shall occur a material default by the Borrower under (a) the Lender Express Program (b) under a Servicing Contract or (c) under a Purchase Commitment; or

            (14) If an Intercreditor Agreement shall, at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any party thereto or any party thereto shall deny it has any further liability or obligation under the Intercreditor Agreement, or shall fail to perform its obligations under such Intercreditor Agreement.

            Section 9.02. Remedies. If any Event of Default shall occur and be continuing, the Lender may, by notice to the Borrower, (1) declare the Commitment to be terminated, whereupon the same shall forthwith terminate; (2) declare the Note, all interest thereon, and all other amounts payable under this Agreement, and any other Loan Documents to be forthwith due and payable, whereupon the Note, all such interest, and all such amounts due under this Agreement, and under any other Loan Document shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower; and/or (3) exercise any remedies provided in any of the Loan Documents, at Law or otherwise, with respect to the Collateral and the Loans; provided, however, that upon the occurrence of an Event of Default referred to in Section 9.01(5), the Commitment shall automatically terminate and the Note and any other amounts payable under this Agreement or any of the other Loan Documents, and all interest on any of the foregoing shall be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

            Upon the occurrence of an Event of Default, the Lender may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, at Law or otherwise available to it, all the rights and remedies of a secured party on default under the applicable Uniform Commercial Code (whether or not the applicable Uniform Commercial Code applies to the affected Collateral) and also may (i) require the Borrower to, and the Borrower hereby agrees that it will at its expense and upon request of the Lender forthwith, assemble all or part of the Collateral as directed by the Lender and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to the parties, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Lender's offices or elsewhere, for cash, on credit or for future delivery, and upon such other commercially reasonable terms. The Borrower agrees that, to the extent notice of sale shall be required by law, notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All cash proceeds received by the Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Lender, be held by the Lender as Collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the lender pursuant to Section 9.03) in whole or in part by the Lender against, all or any part of the Obligations in such order as the Lender shall elect. After the occurrence of an Event of Default, the Lender shall have the right to deliver any Pledged Mortgage or Pledged Security into any Purchase Commitment and to obtain the benefits of any Agency Commitment and of any commitments held by the Borrower to issue or receive FHA insurance and VA guarantees, in any such event either in the name of the Lender or the Borrower, pursuant to the power of attorney granted under this Agreement or otherwise.

            Section 9.03.  Application of Proceeds.  The
proceeds of any sale or enforcement of all or any part of the Collateral shall be applied by the Lender:

            First, to the payment of the costs and expenses incurred by the Lender in connection with such sale or enforcement of any rights and benefits afforded hereby, by any other Loan Documents or at Law, of the security interest granted hereunder of all or any part of the Collateral or of the security interest, collateral, any guaranty or other assurances granted under the other Loan Documents, all costs and expenses incurred in collecting, maintaining and preserving the Collateral, the enforcement of this Agreement, the Note and the other Loan Documents, including payment to the Lender's agents and counsel in accordance with Section 10.03, and all expenses, liabilities and advances made or incurred by such parties in connection therewith;

            Second, to the payment of all accrued and unpaid interest due and owing on the Outstanding Credit;

            Third, to the payment of all accrued and unpaid
       Outstanding Credit;

            Fourth, to the payment of all other amounts owed by the Borrower in respect of the Loan Documents; and

            Finally, to the payment to the Borrower, or to its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

If the proceeds of any such sale are insufficient to cover the amounts described in clauses First through Fourth, inclusive, above, the Borrower shall remain liable for any deficiency.

            Section 9.04.  Lender May Perform.  If the
Borrower fails to perform any agreement contained in this Agreement, the Lender may itself perform, or cause performance of, such agreement, and the expenses of the Lender incurred in connection therewith shall be payable by the Borrower under Section 10.03.

            Section 9.05. The Lender's Duties. The powers conferred on the Lender under this Agreement are solely to protect its interest in the Collateral and shall not impose any duty upon the Lender to exercise any such powers.
Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Lender shall not have any duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

            Section 9.06.  Continuing Security Interest;
Transfer of Note. This Agreement creates a continuing security interest in the Collateral and shall (i) remain in full force and effect until payment in full of all the Obligations to the Lender after the Termination Date, (ii) be binding upon the Borrower, its successors and assigns, and (iii) inure to the benefit of the Lender and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), the Lender may assign or otherwise transfer any document evidencing any Obligation held by it to its successors or any Affiliate, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to the Lender herein or otherwise. Upon the payment in full of the Obligations after the Termination Date and cancellation of the Commitment, the Lien granted hereby shall terminate and all rights to the Collateral shall revert to the Borrower. Upon any such termination, the Lender will, at the Borrower's expense, execute and deliver to the Lender such documents as the Borrower shall reasonably request to evidence such termination.


                   ARTICLE X.  MISCELLANEOUS

            Section 10.01.  Amendments and Waivers.  No
amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

            Section 10.02.  Usury.  Anything herein to the
contrary notwithstanding, the obligations of the Borrower under this Agreement and the Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to a Lender limiting rates of interest which may be charged or collected by the Lender.

            Section 10.03. Expenses; Indemnification. The Borrower agrees to reimburse the Lender on demand for all costs, expenses, and charges (including, without limitation, all reasonable fees and charges of external legal counsel for the Lender) incurred by the Lender in connection with the preparation, review, performance, or enforcement of this Agreement, the Note, or any other Loan Documents. The Borrower agrees to indemnify the Lender, and its directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by the Borrower of the proceeds of the Loans, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

            The obligations of the Borrower under this Section shall survive the repayment in full of the Loan and all amounts due under or in connection with any of the Loan
Documents and the termination of the Commitment.

            Section 10.04. Assignment; Participation. This Agreement shall be binding upon, and shall inure to the benefit of, the Borrower, the Lender and their respective successors and permitted assigns. The Borrower may not assign or transfer its rights or obligations hereunder. The Lender may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in the Loans.

            The Lender may at any time assign to one or more banks or other institutions (each an "Assignee") a proportionate part of all of its rights and obligations under this Agreement and the Note, provided, that such Assignee shall assume rights and obligations, pursuant to an Assignment and Assumption Agreement executed by such Assignee and the Lender. Upon execution and delivery of such instruments and payment by such Assignee to the Lender of an amount equal to the purchase price agreed between the Lender and such Assignee, such Assignee shall be a secured party under this Agreement and shall have all the rights and obligations of the Lender with a Commitment as set forth in such Assignment and Assumption Agreement, and the Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this paragraph, a new Note or Notes shall be issued by the Borrower.

            The Borrower agrees to provide all assistance reasonably requested by the Lender to enable the Lender either to sell participations in or to make assignments of its portion of the Loans as permitted by this Section 10.04.

            Section 10.05. Notices. Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be given to the Lender by telephone, confirmed by telecopy or other writing, and to the Borrower by ordinary mail or telecopy addressed to such party at its address on the signature page of this Agreement. Notices shall be effective: (1) if given by mail, upon receipt; and (2) if given by telecopy, when the telecopy is transmitted to the telecopy number as aforesaid; provided that notices to the Lender shall be effective upon receipt.

            Section 10.06. Setoff. The Borrower agrees that, in addition to (and without limitation of) any right of setoff, bankers' lien or counterclaim the Lender may otherwise have, the Lender shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) which are not Escrow Deposits held by it for the account of the Borrower at any of the Lender's offices held for the Lender's benefit at any bank, in Dollars or in any other currency, against any amount payable by the Borrower to the Lender under this Agreement or the Note, or any other Loan Document which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower thereof; provided that the Lender's failure to give such notice shall not affect the validity thereof.

            Section 10.07.  Table of Contents; Headings.  Any
table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

            Section 10.08. Severability. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffec-tive to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforce-ability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

            Section 10.09. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

            Section 10.10.  Integration.  The Loan Documents
set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

            Section 10.11.  Governing Law.  This Agreement
shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.

            Section 10.12. Jurisdiction; Immunities. The Borrower hereby irrevocably submits to the jurisdiction of New York or United States Federal court sitting in New York over any action or proceeding arising out of or relating to this Agreement, the Note or any other Loan Document, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York or Federal court. The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified below. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Borrower further waives any objection to venue in such State and any objection to an action or proceeding in such State on the basis of forum non convenience. The Borrower further agrees that any action or proceeding brought against the Lender or any Lender with regard to this Credit Agreement shall be brought only in New York or United States Federal court sitting in New York.

            Nothing in this Section 10.12 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdictions.

            To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement, the Note, and any other Loan Document.

            THE BORROWER WAIVES ANY RIGHT IT MAY HAVE TO JURY
TRIAL.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                 CUB FUNDING CORPORATION



                 By  /s/ Douglas E. Jones
                     --------------------------------
                 Name:   Douglas E. Jones
                 Title:  Chief Executive Officer

                 Address for Notices:

                 26565 West Agoura Road
                 Suite 305
                 Calabasas, California  91302

                 Attn:  Mr. Douglas E. Jones

                 Telecopy No.:  (818) 880-9087


                 THE PRUDENTIAL HOME MORTGAGE COMPANY, INC.


                 By  /s/ Russell R. Anderson
                     --------------------------------
                 Name:   Russell R. Anderson
                 Title:  Vice President

                 Address for Notices:

                 7435 New Technology Way
                 Frederick, Maryland 21701

                 Attn:  Mr. Russell R. Anderson
                        Vice President

                 Telecopy No.:  (301) 815-6494

                 and

                 The Legal Department of
                 The Prudential Home Mortgage Company,Inc.

                 Address for Notices:

                 7485 New Horizon Way
                 Frederick, Maryland 21701

                 Telecopy No.:  (301) 696-7555